UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant  ☑

Filed by a party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
TEAM, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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13131 Dairy Ashford
Sugar Land, Texas 77478
(281) 331-6154
Notice of 2020 Annual Meeting of Shareholders and Proxy Statement

April 9, 2020
To Our Shareholders:
On behalf of our Board of Directors, it is my pleasure to invite you to attend the 2020 Annual Meeting of Shareholders of Team, Inc. (the “Annual Meeting”) which will be held on Thursday, May 21, 2020, at 3:00 p.m., local time. This year’s Annual Meeting will be our first time hosting a completely virtual meeting of shareholders, which will be conducted solely online via live webcast. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to the meeting at www.investorvote.com/TISI and during the meeting by visiting www.meetingcenter.io/288469889 at the meeting date and time described in the accompanying proxy statement. The password for the meeting is TISI2020. There is no physical location for the Annual Meeting.
We have decided to hold our Annual Meeting virtually due to the novel coronavirus (COVID-19). We are sensitive to the public health and travel concerns of our shareholders and other stakeholders related to COVID-19, as well as the governmental protocols that have been and may be imposed. We believe that hosting a virtual meeting will enable greater shareholder attendance and participation from any location around the world.
In accordance with the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their shareholders over the Internet, on or about April 9, 2020, we intend to send shareholders of record at the close of business on April 2, 2020 a Notice of Internet Availability of Proxy Materials. The notice contains instructions on how to access our Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2019 and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.
Attached to this letter are a Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the business to be conducted at the meeting.
Please use this opportunity to take part in the affairs of our company by voting on the business to come before this meeting. Whether or not you plan to attend the meeting via the Internet, please vote electronically via the Internet, by telephone or if you receive a paper copy of the proxy card by mail, by completing, signing, dating and returning the proxy card in the postage-paid envelope provided. See “About the Annual Meeting—How do I vote by proxy?” in the Proxy Statement for more details. You may also vote your shares online during the Annual Meeting. Instructions on how to vote while participating at the meeting live via the Internet are posted at www.meetingcenter.io/288469889.
Thank you for your interest in our Company.

Sincerely,

Amerino Gatti
Chairman and Chief Executive Officer

TEAM, INC.
13131 Dairy Ashford
Sugar Land, Texas 77478

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	3:00 p.m., local time, on Thursday, May 14, 2020

Virtual Meeting Site:	Via live webcast at www.meetingcenter.io/288469889

Items of Business:	•	Proposal One—Election of four (4) nominees named in the Proxy Statement as Class I directors to serve a three-year term

	•	Proposal Two—Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2020;

	•	Proposal Three—Advisory vote on Named Executive Officer compensation; and

	•	Such other business as may properly come before the meeting, or any adjournment thereof.

Documents:
This year we have elected to provide access to our proxy materials for the Annual Meeting via the internet under the “notice and access” approach permitted by the rules of the Securities and Exchange Commission (the “SEC”). Accordingly, on or about April 9, 2020, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to holders of our Common Stock that contains instructions on how to access the proxy materials, including this proxy statement and our annual report to shareholders for the fiscal year ended December 31, 2019, on the internet. Our Annual Report to shareholders includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on March 16, 2020, except for certain exhibits. Our 2019 Annual Report, including our Form 10-K does not form a part of the material for the solicitation of proxies.

If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

Record Date:
The shareholders of record of our Common Stock as of the close of business on April 2, 2020, will be entitled to vote at the Annual Meeting, or any adjournment thereof. A complete list of shareholders of record of our Common Stock entitled to vote at the Annual Meeting will be maintained in our principal executive offices at 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478 for ten days prior to the Annual Meeting and will also be available during the Annual Meeting at www.investorvote.com/TISI.

Proxy Voting:
To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by requesting a proxy card to complete, sign and return by mail. The voting procedures are described on page 4 in “General - Information About the Annual Meeting” of this Proxy Statement and on the proxy card.

This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about April 9, 2020.
IMPORTANT - NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 21, 2020. This Proxy Statement and our Annual Report are available to our shareholders free of charge at www.investorvote.com/TISI.

Page
General	1
About the Annual Meeting	1
Proposal One—Election of Directors	6
Proposal Two—Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020	7
Proposal Three—Advisory vote on Named Executive Officer Compensation	8
Corporate Governance	9
The Board of Directors and Its Committees	14
Compensation of Directors	19
Executive Officers	21
Compensation Committee Report	22
Compensation Discussion and Analysis	23
Executive Compensation and Other Matters	33
Summary Compensation Table	33
Grants of Plan-Based Awards	35
Outstanding Equity Awards at 2019 Year-End	36
Option Exercises and Stock Vested in 2019	37
Equity Compensation Plan Information	37
Nonqualified Deferred Compensation	38
Senior Management Compensation and Benefit Continuation Policy	38
Potential Payments Upon Termination or Change of Control	39
CEO Pay Ratio	41
Holdings of Major Shareholders, Officers and Directors	41
Transactions with Related Persons	43
Audit Committee Report	44
Information on Independent Public Accountants	45
Annual Report on Form 10-K	45
Delivery of Proxy Materials to Shareholders Sharing an Address	45
Shareholder Proposals for Next Year’s Annual Meeting	46
Where You Can Find More Information	46
Other Business	47
Appendix A: Reconciliation of Non-GAAP Financial Measures	A-1

TEAM, INC.
13131 Dairy Ashford
Sugar Land, Texas 77478
__________________________

PROXY STATEMENT
GENERAL
This Proxy Statement and the enclosed form of proxy are being furnished to you in connection with the solicitation of proxies by the Board of Directors of Team, Inc. for use at the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 21, 2020 at 3:00 p.m., local time. The Annual Meeting will be conducted virtually via live webcast. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.
This year we have elected to provide access to our proxy materials for the Annual Meeting via the Internet under the “notice and access” approach permitted by the rules of the Securities and Exchange Commission (the “SEC”). Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice and Access Card”) contains instructions on how to access the proxy materials, including this Proxy Statement and our annual report to shareholders for the fiscal year ended December 31, 2019 (the “2019 Annual Report”), on the Internet, is first being mailed on or about April 9, 2020 to holders of our Common Stock. Our 2019 Annual Report includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on March 16, 2020, except for certain exhibits. Our 2019 Annual Report, including our Form 10-K does not form a part of the material for the solicitation of proxies. The proxy materials and our 2019 Annual Report can be accessed by following the instructions in the Notice and Access Card.
Unless otherwise indicated, the terms “Team, Inc.,” “Team,” “the Company,” “we,” “our” and “us” are used in these proxy materials to refer to Team, Inc. We are incorporated in the state of Delaware and our company website can be found at www.teaminc.com. Our stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “TISI”.
ABOUT THE ANNUAL MEETING
Who is soliciting my vote?
The Board of Directors of Team, Inc. (the “Board”) is soliciting your vote in connection with our Annual Meeting.
What is the purpose of the Annual Meeting?
The meeting will be our regular Annual Meeting of Shareholders. You will be voting on the following matters at our Annual Meeting:

1.	Proposal One—Election of four (4) nominees named in the Proxy Statement as Class I directors to serve a three-year term;

2.	Proposal Two—Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020;

3.	Proposal Three—Advisory vote on Named Executive Officer compensation; and

4.	Such other business as may properly come before the Annual Meeting, or any adjournment thereof.

How does the Board of Directors recommend I vote?
The Board recommends that you vote your shares as follows:
Proposal One—“FOR” the election of Louis A. Waters, Jeffery G. Davis, Gary G. Yesavage and Robert C. Skaggs, Jr. as Class I directors;
Proposal Two—“FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020;
Proposal Three—“FOR” the approval, on an advisory basis, of Team, Inc.’s compensation of its Named Executive Officers as disclosed in this Proxy Statement;
Who is entitled to vote at the Annual Meeting?
The Board has set Thursday, April 2, 2020 as the record date for the Annual Meeting (the “Record Date”). All shareholders who owned our Common Stock, par value $0.30 per share (the “Common Stock”), at the close of business on the Record Date may attend and vote at the Annual Meeting. See “How do I vote by proxy?” below for other ways you can vote if you do not plan on attending the Annual Meeting in person via the Internet.
Why are you holding a virtual meeting instead of a physical meeting?
We have decided to hold our Annual Meeting virtually due to the novel coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholder and other stakeholders may have and the protocols that federal, state, and local governments have and may impose. We believe that hosting a virtual meeting will enable greater shareholder attendance and participation from any location around the world.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?
The rules of the SEC permit us to furnish proxy materials, including this Proxy Statement and the 2019 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice and Access Card”) provides instructions on how to access and review on the Internet all of the proxy materials. The Notice and Access Card also instructs you as to how to authorize via the Internet or telephone your proxy to vote your shares according to your voting instructions. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials described in the Notice and Access Card.
What does it mean if I receive more than one Notice and Access Card or more than one set of proxy materials?
It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Notice and Access Card or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.
Can I vote my shares by filling out and returning the Notice and Access Card?
No. The Notice and Access Card identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and Access Card and returning it. If you would like a paper proxy card, you should follow the instructions in the Notice and Access Card. The paper proxy card you receive will also provide instructions as to how to authorize via the Internet or telephone your proxy to vote your shares according to your voting instructions. Alternatively, you can mark the paper proxy card with how you would like your shares voted, sign the proxy card and return it in the envelope provided. For further information on voting your shares, please see “How do I vote by proxy?” below.
How can I attend the Annual Meeting?
The Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a shareholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetingcenter.io/288469889. You also will be able to vote your shares online by attending the Annual Meeting by webcast.
To participate in the Annual Meeting, you will need to review the information included on your Notice and Access Card, on your proxy card or on the instructions that accompanied your proxy materials. The password for the meeting is TISI2020.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.
The online meeting will begin promptly at 3:00 p.m., local time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.
How do I register to attend the Annual Meeting virtually on the Internet?
If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the Notice and Access Card or proxy card that you received.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet.
To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Team, Inc. holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 3:00 p.m., Central Time, on May 18, 2020.
You will receive a confirmation of your registration by email after we receive your registration materials.
Requests for registration should be directed to us at the following:
By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
By mail:
Computershare
TEAM, INC. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
How many votes can be cast by all shareholders?
Each share of Common Stock is entitled to one vote. There is no cumulative voting. There were 30,627,510 shares of Common Stock outstanding and entitled to vote on the Record Date.
How many votes must be present to hold the Annual Meeting?
A majority of the outstanding shares of Common Stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and to conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person via the Internet, a proxy card has been properly submitted by you or on your behalf, or you have voted on the Internet or by telephone. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of quorum at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of Common Stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (i) lacks the discretionary authority to vote on certain matters and (ii) has not received voting instructions from the beneficial owner in respect of these specific matters.
How many votes are required to approve each proposal in this Proxy Statement?
Election of Directors. Directors are elected by a majority of the votes cast with respect to such director in uncontested elections, such that a nominee for director will be elected to the Board if the votes cast FOR the nominee’s election exceed the votes cast AGAINST such nominee’s election. Abstentions and broker non-votes are not counted as votes cast for purposes of the election of directors and, therefore, will have no effect on the outcome of such election. Even if a nominee is not re-elected, he or she will remain in office as a director until his or her earlier resignation or removal. Each of the current director nominees has signed a letter of resignation that will be effective if the nominee is not re-elected at the meeting. The Board will decide whether to accept the director’s resignation in accordance with the procedures listed in the Company’s Corporate Governance Principles, which are available on our website at www.teaminc.com.
Appointment of KPMG. To be approved, this Proposal requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy.
Advisory Vote on Named Executive Officers Compensation. To be approved, this Proposal requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy. A vote on this Proposal is not binding on the Board or the Company. Although the vote is non-binding, our Compensation Committee will review and consider the voting results when evaluating the compensation program for our Named Executive Officers.
Other Matters. An affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, is generally required for action of any other matters that may properly come before the Annual Meeting.
How do I vote by proxy?
You may vote your shares before the Annual Meeting via the Internet, by telephone, or by mail. You may vote your shares during the Annual Meeting by participating in the live webcast at www.meetingcenter.io/288469889. If you vote by any of these methods, you do not need to mail in a proxy card.
It is important that your shares be represented and voted at the Annual Meeting of Shareholders. You can vote your shares in one of four ways:
By Internet - Visit www.investorvote.com/TISI before the Annual Meeting. You will need the control number in your notice, proxy card of voting instruction form.
By Telephone - Dial toll-free 1-866-641-4276 or the telephone number on your voting instruction form. You will need the control number in your notice, proxy card of voting instruction form.
Via Live Webcast - Participate in the Annual Meeting and vote your shares electronically by visiting www.meetingcenter.io/288469889. You will need the control number in your notice, proxy card or voting instruction form.
By Mail - If you received a paper copy of your proxy materials, send your completed and signed proxy card or voting instruction form using the enclosed postage-paid envelope.
Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by completing and returning the proxy card or voting instruction form as promptly as possible, or by voting by telephone or via the Internet, prior to the Annual Meeting to ensure that your shares will be represented at the Annual Meeting if you are unable to attend. If your shares are held in “street name” with a broker or similar party, you have a right to direct that broker or similar party on how to vote the shares held in your account. You will need to contact your broker to determine whether you will be able to vote using one of these alternative methods.
What if I don’t vote for some of the items listed on my Notice and Access Card, proxy card or voting instruction card?
If you return your signed proxy card or voting instruction card but do not mark selections, it will be voted in accordance with the recommendations of the Board. The Board has designated André C. Bouchard and Matthew Acosta to serve as proxies. If you indicate a choice with respect to any matter to be acted upon on your Notice and Access Card, proxy card or voting instruction card, your shares will be voted in accordance with your instructions.
If you are a beneficial owner and hold your shares in “street name” (that is, in the name of or through a broker, bank or other nominee) and do not return the voting instruction card, the broker or other nominee will determine if it has the discretionary authority to vote on each matter voted upon at the Annual Meeting. Under applicable rules, brokers have the discretion to vote on routine matters. All of the matters scheduled to be voted on at the Annual Meeting are “non-routine” except for Proposal Two, to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2020. Thus, your broker, bank or other nominee would not be able to vote on such “non-routine” matters. If your shares are held in street name, your broker, bank or other nominee will include a voting instruction card with this Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction card. Please return your proxy card to your broker, bank or other nominee and contact the person responsible for your account to ensure that a proxy card is voted on your behalf.
How are abstentions and broker non-votes counted?
In tabulating the voting result for Proposals One, Two and Three, shares that constitute broker non-votes are not considered voting power present with respect to that proposal. Thus, with respect to Proposals One, Two and Three, broker non-votes will not affect the outcome, assuming a quorum is obtained. Abstentions are considered voting power present at the meeting and thus will have the same effect as votes AGAINST each of the matters scheduled to be voted on at the Annual Meeting (other than the election of directors).
Both abstentions and broker non-votes are counted as “present” for purposes of determining the existence of a quorum at the Annual Meeting.
Who pays for the proxy solicitation and how will the Company solicit votes?
We bear the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, our directors, officers and other employees, as well as Innisfree, our proxy solicitor, may solicit proxies by personal interview, telephone, facsimile, or email. Our directors, officers and other employees will not be paid any additional compensation for any such solicitation. Innisfree will be paid approximately $11,000 for their solicitation services plus expenses. We will request brokers and other nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of these shares. We will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to these beneficial owners.
Can I change or revoke my vote after I submit it?
Yes. You can change or revoke your proxy at any time prior to the voting at the Annual Meeting by the following methods:

•	if you voted by Internet or telephone, by subsequent voting via the Internet or by telephone;

•
by voting your shares electronically before the live webcast at www.investorvote.com/TISI or during the live webcast of the Annual Meeting by following the instructions at www.meetingcenter.io/288469889 at the Annual Meeting;

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions; or

•
mailing your request to our Corporate Secretary at: Team, Inc. Attention: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478, specifying such revocation, so that it is received not later than 4:00 p.m. local time, on May 20, 2020.

How can I submit a question?
You may submit questions beginning on April 9, 2020 by going to the virtual meeting site at www.meetingcenter.io/288469889, entering your control number and the password, TISI2020. Once logged in, click on the messages icon at the top of the screen to type in your question, then click the arrow icon on the right to submit. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. The meeting is not to be used as a forum to present personal matters, or general economic, political or other views that are not directly related to the business of Team, Inc. and the matters properly before the meeting, and therefore questions on such matters will not be answered. Any questions pertinent to the meeting matters that cannot be answered during the meeting due to time constraints will be answered and posted online at www.investorvote.com/TISI. The questions and answers will be available as soon as practical after the meeting and will remain available until one week after posting.

PROPOSAL ONE—ELECTION OF DIRECTORS
Nominees for Election
Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (“Bylaws”) provide that our Board will consist of not less than five persons, the exact number to be fixed from time to time by the Board. Our directors are divided into three classes designated as Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board. The Class I directors serve for a term expiring at the 2020 Annual Meeting of Shareholders, the Class II directors serve for a term expiring at the 2021 Annual Meeting of Shareholders and the Class III directors serve for a term expiring at the 2022 Annual Meeting of Shareholders. At each annual meeting, successors to the class of directors whose term expires at that annual meeting are elected for a term expiring at the third succeeding annual meeting. Each director holds office until the annual meeting for the year in which his or her term expires and until a successor has been elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.
At the Annual Meeting, four directors have been nominated for election to serve a three-year term expiring at the annual meeting to be held in 2023. Our Board has nominated the following four persons for election as Class I directors to serve a three-year term expiring on the date of our 2023 Annual Meeting of Shareholders or until their successors are duly elected and qualified:

•	Jeffery G. Davis;

•	Robert C. Skaggs, Jr.

•	Gary G. Yesavage; and

•	Louis A. Waters;
Biographical information about each of the nominees is provided under “The Board of Directors and its Committees,” below.
Vote Required and Board Recommendation
Directors are elected by a majority of the votes cast with respect to such director in uncontested elections, such that a nominee for director will be elected to the Board if the votes cast FOR the nominee’s election exceed the votes cast AGAINST such nominee’s election. Abstentions and broker non-votes are not counted as votes cast for purposes of the election of directors and, therefore, will have no effect on the outcome of such election. Even if a nominee is not re-elected, he or she will remain in office as a director until his or her earlier resignation or removal. Each of the current director nominees has signed a letter of resignation that will be effective if the nominee is not re-elected at the meeting and the Board accepts his or her resignation following the meeting. If a nominee is not re-elected, the Board will decide whether to accept the director’s resignation in accordance with the procedures listed in the Company’s Corporate Governance Principles, which are available on our website at www.teaminc.com.
Shareholders may not cumulate their votes for the election of directors. Unless contrary instructions are set forth in the proxies, the persons with full power of attorney to act as proxies at the Annual Meeting will vote all shares represented by such proxies for the election of the nominees named therein as directors. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended that the persons acting under the proxy will vote for the election, in the nominee’s stead, of such other persons as our Board may recommend. We have no reason to believe that any of the nominees will be unable or unwilling to stand for election or to serve if elected.

The Board of Directors unanimously recommends that you vote “FOR” the election of each of the nominees named above.

PROPOSAL TWO—RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed KPMG LLP as the independent registered public accounting firm of the Company to audit its consolidated financial statements and the effectiveness of its internal controls over financial reporting for the fiscal year ending December 31, 2020, and the Board has determined that it would be desirable to request that our shareholders ratify such appointment.
KPMG LLP has served as the independent registered public accounting firm of the Company and its subsidiaries since May 2002. KPMG LLP is considered by the Audit Committee and by the management of the Company to be well-qualified. A representative of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if such representative desires to do so and to respond to appropriate questions from shareholders.
Shareholder ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm is not legally required. Nevertheless, at the recommendation of the Audit Committee, our Board has directed that the appointment of KPMG LLP be submitted for shareholder ratification as a matter of good corporate practice. If our shareholders do not ratify the appointment of KPMG LLP at the Annual Meeting, the Audit Committee will reconsider whether to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Vote Required and Board Recommendation
The proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

PROPOSAL THREE—ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
We are asking you to vote, on an advisory basis, to approve the executive compensation philosophy, policies and procedures described in in the “Compensation Discussion and Analysis” section of our 2020 Proxy Statement, and the compensation of our Named Executive Officers, as disclosed in our 2020 Proxy Statement.
In the section entitled “Compensation Discussion and Analysis,” you will find a description of our executive compensation practices and objectives. Please also refer to the compensation tables and narrative discussion appearing under “Executive Compensation and Other Matters,” which provide detailed information about the compensation of our Named Executive Officers. Our Compensation Committee and Board believe that our compensation practices are effective in achieving our executive compensation objectives and that the compensation of our Named Executive Officers as disclosed in this Proxy Statement reflects and supports the appropriateness of our executive compensation philosophy and practices.
This Proposal Three, commonly known as the “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers described in this Proxy Statement.
Accordingly, we invite you to carefully review the sections in this proxy entitled “Compensation Discussion and Analysis” and “Executive Compensation and Other Matters” and cast a vote to approve the following non-binding resolution:
RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
Vote Required and Board Recommendation
To be approved, Proposal Three requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy.
A vote on this proposal is not binding on the Board or the Company. Although the vote is non-binding, our Compensation Committee will review and consider the voting results when evaluating the compensation program for our Named Executive Officers.

The Board of Directors unanimously recommends that shareholders vote “FOR” approval of the Company’s compensation of its Named Executive Officers as disclosed in this Proxy Statement.

CORPORATE GOVERNANCE
Corporate Governance Principles and Materials
We are committed to the enhancement of long-term shareholder value with the highest standards of integrity and ethics. Our Board has adopted a set of Corporate Governance Principles and a Code of Business Conduct and Ethics that, along with our Amended and Restated Certificate of Incorporation, Bylaws and our Committee charters, provide an effective corporate governance framework for Team that reflects our core values and provides the foundation for our governance. Our Code of Business Conduct and Ethics has been adopted by our Board and is applicable to our directors, officers (including the Company’s Chairman and Chief Executive Officer and Chief Financial Officer), and employees, and is available on our website. We will post any amendments to the Code of Business Conduct and Ethics on our website. Directors, officers, and employees regularly certify that they will comply with Code of Business Conduct and Ethics. We believe that we have established procedures and have practices in place which are designed to enhance and protect the interests of our shareholders.
The following corporate governance materials are available and can be viewed and downloaded from our website at www.teaminc.com on the “Investors” page under “Corporate Governance”:

(i)	the Company’s Corporate Governance Principles;

(ii)	charters for the Audit Committee, the Compensation Committee, the Executive Committee and the Corporate Governance and Nominating Committee;

(iii)	the Company’s Code of Business Conduct and Ethics; and

(iv)	the Company’s Corporate Social Responsibility Policy.
A copy of these materials is available to shareholders free of charge upon written request to the Company’s Secretary at: Team, Inc., Attention: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478. We intend to disclose future amendments to, or waivers of, our Code of Business Conduct and Ethics at the same location on our website identified above.
Director Independence
Our Corporate Governance Principles require that the Board be comprised of at least a majority of independent directors and that the Audit, Compensation, and Corporate Governance and Nominating Committees be comprised entirely of independent directors. The Company uses the NYSE listing standards to determine independence. A director will be considered “independent” only if the Board affirmatively determines that the director does not have any direct or indirect material relationship with Team that may impair, or appear to impair, the director’s ability to make independent judgments.
On an annual basis each member of our Board and each executive officer is required to complete a directors’ and officers’ questionnaire that includes disclosure of any transactions with the Company and its subsidiaries in which the member of the Board or executive officer, or any member of his immediate family, has a direct or indirect material interest. In addition, each member of the Board conducts an annual self-evaluation with respect to the Board and any committees on which the member serves.
The Board has evaluated all relationships between each of our directors and director nominees and has determined that, except for Mr. Gatti, all of our directors are “independent” as that term is defined in the applicable rules of the NYSE and consistent with our Corporate Governance Principles. In making this determination, the Board considered any transactions and relationships between each director or his immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Transactions with Related Persons,” below. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. Mr. Gatti, our Chairman and CEO, is currently an employee of the Company and is not an “independent” director. Mr. Yesavage served as the Company’s Interim CEO from September 18, 2017 to January 24, 2018. With respect to Mr. Yesavage, the Board concluded that his prior employment as the Company’s Interim CEO does not disqualify him from being considered independent following such employment, consistent with NYSE rules on director independence.
With the exception of Messrs. Gatti and Yesavage, no director or nominee is currently, or was within the past three years, employed by the Company, its subsidiaries or affiliates. No arrangement or understanding exists between any director or executive officer of the Company and any other person pursuant to which any of them were selected as a director or executive officer, except that Mr. Martin was appointed as director of Team in connection with an agreement (the “Settlement Agreement”), dated February 8, 2018, with Engine Capital, L.P. and certain related investors (collectively, “Engine Capital”). The full text of the Settlement Agreement was included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 9, 2018. There are no family relationships between any nominees, directors and senior executive officers of the Company.

Our Audit, Compensation, and Corporate Governance and Nominating Committees are each composed entirely of independent directors. In addition, our Board provides for regularly scheduled meetings of the independent directors. During 2019, the independent directors met as a group four times. These meetings were conducted, without any member of management or other employees of Team present, to discuss matters related to the oversight and governance of Team, compliance with NYSE, and SEC rules and the performance of our senior executives.
Our Board will continue to monitor the standards for director independence established under applicable law and the NYSE listing requirements and will ensure that our Corporate Governance Principles remain consistent with those standards.
Leadership Structure
Our Bylaws provide that the Board should have the flexibility to determine the appropriate leadership of the Board, and whether the roles of Chairman and CEO should be combined or separate. Our Board has determined that the leadership structure of our Board should include either a lead director or an independent non-executive chairman of the Board who satisfies our standards for independence and believes this determination should be made based on the best interests of the Company and its shareholders in light of the circumstances at the time. On the recommendation of the Corporate Governance and Nominating Committee, and after extended deliberations, the Board determined it would be in the best interests of the Company and our shareholders to combine the roles of Chairman and CEO and elected Amerino Gatti as our Chairman and CEO in February, 2020. Mr. Gatti has served as CEO and as a director since January 2018. By combining the CEO and Chairman position, the Company’s shareholders have the benefit of Board leadership by Mr. Gatti, an executive with extensive day-to-day knowledge of the Company’s operations, strategic plan execution and future needs, as well as a Lead Independent Director who provides Board member leadership. Further, the combined positions avoid a duplication of efforts, enable decisive leadership, ensure a clear accountability for the performance of the Company, a more rapid implementation of decisions, and a consistent vision. Given the size of our employee base and our nature of our assets and business, our Company is particularly well suited to combine the Chairman and CEO functions. To ensure strong Board oversight, Louis A. Waters was elected Lead Independent Director at the time of Mr. Gatti’s appointment to Chairman and CEO in February, 2020. Mr. Waters had served as non-executive Chairman since May, 2017. In the role of Lead Independent Director, Mr. Waters provides strong, independent oversight of management and serves as a liaison between the independent directors and the Chairman and CEO, as further described below. Mr. Waters also leads the Board's annual evaluation of Mr. Gatti, and the independent members of the Board set Mr. Gatti's compensation annually based on the recommendation of the Compensation Committee.
To further clarify the role of the independent directors in the governance of the Company, our Board established duties and responsibilities for the position of Lead Director. The responsibilities of our Lead Director include:

(i)	presiding at all meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors, and setting agendas for executive sessions;

(ii)	assisting the Chairman and CEO in the management of Board meetings;

(iii)
monitoring and responding directly to shareholder and other stakeholder questions and comments that are directed to the Lead Director or to the independent directors as a group, with consultation with the Chairman and CEO or other directors or management as the Lead Director deems appropriate;

(iv)	reviewing and coordinating meeting agendas, information, number of Board meetings and schedules for the Board with the Chairman and CEO;

(v)	ensuring personal availability for consultation and communication with independent directors and with the Chairman and CEO or management, as appropriate;

(vi)	providing guidance on director orientation; and

(vii)	calling special meetings of the independent directors in accordance with our Bylaws, as the Lead Director deems appropriate.
Our Executive Vice President, Chief Legal Officer and Secretary supports the Lead Director in fulfilling the independent Lead Director role. The Board believes it is important to maintain flexibility as to the Board’s leadership structure. The Board will continue to regularly review its leadership structure and exercise its discretion in recommending an appropriate and effective framework to assure effective governance and accountability, taking into consideration the needs and interests of the Board, the Company and our shareholders.
Communications with the Board of Directors
Our Board has established a process for our shareholders and other interested parties to communicate with the Lead Director, the Chairman and CEO, the Board as a whole, the independent directors as a group, any Board Committee, or any individual member of the Board. Such communication should be in writing, addressed to the Board or an individual director to: Team, Inc., 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478, c/o André C. Bouchard, Corporate Secretary. All such correspondence is reviewed by our Secretary’s office, which forwards appropriate material to the applicable director (excluding routine advertisements and business solicitations).
Director Education
In addition to maintaining a comprehensive orientation program for all new directors, each member of the Board is provided with a membership in the National Association of Corporate Directors and is encouraged to participate in continuing director education programs paid for by the Company. The Company also brings outside experts to Board meetings to provide specific training and increase awareness of best practices and current trends.
Succession Planning
Our Board has the responsibility to ensure that the leadership of our Company is meeting the current and future needs of Team. The Compensation Committee and Corporate Governance and Nominating Committee annually report to the Board on succession planning and collaborate with the Board to evaluate potential successors to our Chairman and CEO and other senior executives. As part of this process, the Compensation Committee and Corporate Governance and Nominating Committee solicit views from the non-management members of the Board and from senior management of the Company.
Share Ownership Guidelines; Restrictions on Trading in Company Securities
In an effort to more closely link our non-employee directors’ financial interests with those of our shareholders, our Board established share ownership guidelines for our non-management directors. In 2019, our Board increased the share ownership guidelines for our non-management directors with a requirement to own Common Stock valued at a minimum of $325,000, up from $150,000 and increased the time permitted to meet the share ownership guidelines to five years from the implementation of the new requirement. Newly appointed directors are expected to meet or exceed these guidelines within five years of joining the Board. As of January 31, 2020, with the exception of Ms. Kerrigan and Messrs. Ferraioli, Lucas and Skaggs, all of our directors met or exceeded our share ownership guidelines at the time of the Board’s most recent annual assessment. Ms. Kerrigan and Messrs. Ferraioli and Lucas each have until May 2024 to meet the share ownership guidelines. Mr. Skaggs, appointed to the Board in August 2019, has until August 2024 to meet the share ownership guidelines.
In an effort to align the financial interests of our senior executives with those of our shareholders, our Board established share ownership guidelines for our senior executives. Under these guidelines, our CEO is expected to own Common Stock valued at three times his or her base salary. The guideline for the rest of our senior executives is one times their base salary. Newly appointed senior executives are expected to meet or exceed these guidelines within five years of entering their respective positions. As of January 31, 2020, Messrs. Bouchard and Ott met or exceeded these share ownership guidelines at the time of the Board’s most recent annual assessment. Mr. Gatti, who was appointed to the CEO position in January 2018, Ms. Ball, who was appointed to the CFO position in December 2018, Ms. Sides, who was appointed as Chief Human Resources Officer in May 2018, Mr. Wood, who was appointed Senior Vice President - Health, Safety and Environment in July 2018, Mr. Roscoe, who was appointed President of Operations in July 2018 and Mr. McCloskey, who was appointed Senior Vice President - Commercial in June 2018, each have five years from the date of their respective appointment to meet the share ownership requirements.
Because short-range speculation in our securities based on fluctuations in the market may cause conflicts of interests with our shareholders, our Insider Trading Policy and our Corporate Governance Principles, applicable to our directors, executive officers (including the Named Executive Officers (as defined herein)) and all other employees prohibit trading in options, warrants, and puts and calls related to our securities and prohibit selling our securities short. In addition, unless approved by our Chief Legal Officer, our Insider Trading Policy and our Corporate Governance Principles prohibit our directors and Named Executive Officers from holding our securities in margin accounts or pledging our securities as collateral for a loan. In evaluating requests to hold our securities in a margin account or pledge our securities (“Securities Pledges”), our Chief Legal Officer, in consultation with our Corporate Governance and Nominating Committee, considers a number of factors, including, but not limited to: the total stock holdings of the individual, the amount of Company securities to be pledged or secured, the potential impact of a margin or loan call, the position of the individual with our Company, whether the pledge is part of a loan where the lender has recourse against all assets of the individual and whether the pledge excludes Company shares required to meet our share ownership guidelines. Securities Pledges may be approved for our directors and Named Executive Officers if the following minimum requirements are met: (i) continuously meet enhanced share ownership requirements for as long as the Securities Pledge is in place by holding unrestricted and unpledged Company securities of more than five times the minimum share ownership requirements for our directors; (ii) the Securities Pledge does not exceed 50% of the individual’s total ownership of Company’s securities; (iii) the aggregate amount of the Securities Pledge is less than one percent of the Company’s total common shares outstanding; and (iv) the individual meets all other requirements that may be imposed by our Corporate Governance and Nominating Committee or our Chief Legal Officer after assessing other relevant factors. Further, our Insider Trading Policy contains an anti-hedging policy that prohibits our directors, executive officers (including the

Named Executive Officers) and all other employees from entering into hedging transactions, such as zero-cost collars and forward sale contracts, that are designed to hedge or offset any decrease in the market value of the Company’s securities.
Policy Regarding Clawback of Incentive Compensation
We have a Clawback Policy pursuant to which Named Executive Officers and other current and former key executive officers may be required to return incentive compensation paid to them if the financial results upon which the awards were based are materially restated to correct material misstatements in Company financial statements that resulted from material noncompliance with financial reporting requirements under applicable law. The Clawback Policy permits the Board to determine in its discretion if it will seek to recover applicable compensation, taking into account the following considerations as it deems appropriate:

•	the practicability of obtaining such recovery and the costs to the Company and/or its shareholders of pursuing such recovery;

•	the likelihood of success of enforcement under governing law versus the cost and effort involved;

•	whether the assertion of a claim may prejudice the interests of the Company, including, without limitation, in any related proceeding or investigation;

•	any applicable fraud, intentional misconduct, or gross negligence by a covered executive;

•	any pending legal proceeding relating to any applicable fraud, intentional misconduct, or gross negligence, and

•	any other factors deemed relevant by the Board.
Under the Clawback Policy, we can require reimbursement of all or a portion of any bonus, incentive payment, equity based award (including performance shares, restricted stock or restricted stock units and outstanding stock options), or other compensation during the three completed fiscal years immediately preceding the date that the Company’s restatement to correct a material error occurs. Recoupment or reimbursement may include compensation paid or awarded during the period covered by the restatement and applies to compensation awarded in periods occurring subsequent to the adoption of the Clawback Policy. We believe our Clawback Policy is sufficiently broad to reduce the potential risk that an executive officer would intentionally misstate results in order to benefit under an incentive program and provides a right of recovery in the event that an executive officer took actions that, in hindsight, should not have been rewarded. In addition, appropriate language regarding the policy has been included in applicable documents and award agreements and our executive officers are required to acknowledge in writing that compensation we have awarded to them may be subject to reimbursement, clawback or forfeiture pursuant to the terms of the policy and/or applicable law.
Board’s Role in Risk Oversight
Our Board provides oversight with respect to the Company’s risk assessment and risk management activities, which are designed to identify, prioritize, assess, monitor and mitigate material risks to the Company, including strategic, operational, compliance, data security, financial and compensatory risks. This oversight is conducted primarily through the Board with respect to significant matters, including the strategic direction of the Company, and by the various committees of the Board in accordance with their charters. The Audit Committee focuses on financial risks, including reviewing with management, the Company’s internal auditors and the Company’s independent auditors, the Company’s major financial risk exposures, the adequacy and effectiveness of accounting and financial controls, and the steps management has taken to monitor and control financial risk exposures. The Compensation Committee considers risks presented by the Company’s policies and procedures, as well as those related to succession and management development.
In 2019, the Board, senior management and outside advisers participated in a multi-day, offsite meeting to review, assess and establish the Company’s long-term goals, objectives and strategy and consider the associated risks and mitigating actions. The Board satisfies its risk oversight responsibilities through receipt of reports from each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from executives responsible for oversight and management of particular risks within Team. The Board continually works, with the input of the Company’s senior executives, to assess and analyze the most likely areas of future risk for Team. On an annual basis our senior management updates and reviews our enterprise risk management process with the Board. Directors also have complete and open access to all of our employees and are free to, and do, communicate directly with our management. In addition to our formal compliance programs, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.
Overview of Risk of Company Compensation Policies and Practices
The Compensation Committee’s annual review and approval of our compensation philosophy and strategy includes the review of compensation-related risk management. In this regard, the Compensation Committee reviews the Company’s compensation programs for employees and executives, including the variable cash incentive plans and long-term, equity-based incentive awards, and does not believe that the compensation program creates risks that are reasonably likely to have a material adverse effect on the Company. This determination, which was conducted by our Compensation Committee with the assistance of our other independent directors, senior management and the Compensation Committee’s outside compensation consultant, covered a wide range of practices and policies. All of our executive compensation programs and plans were deemed to have substantial risk mitigators which, in the most material compensation programs and incentive plans, include the use of an appropriate, objectively selected peer group to support decision-making, a balanced mix of fixed and variable pay and short- and long-term incentives; use of multiple performance measures including corporate, business unit and individual performance weightings in incentive plans; a portfolio of long-term equity incentives including time-based and performance-based measures; caps, discretion in payment, oversight by non-plan participants, significant stock ownership guidelines, pre-approval requirements for executive stock transactions; and the existence of policies restricting Company stock hedging and pledging (as described above under “Share Ownership Guidelines; Restrictions on Trading in Company Securities “) and retention of discretion to reduce certain incentive amounts and requiring executive incentive compensation recoupment in specified circumstances. Board and management processes are in place to oversee risk associated with our executive incentive compensation programs and practices, including, but not limited to, regular business reviews; alignment of compensation plan goals with our annual and long-term strategic business goals, objectives and performance expectations; review of actual pay from performance-based incentives to validate goal setting processes and the alignment with performance; review of enterprise risk management by the Board as part of the annual strategy and budget reviews; and other appropriate internal controls. The Compensation Committee concluded that the Company’s compensation philosophy, plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee continues to monitor its compensation policies and practices to determine whether its risk management objectives are being satisfied
Environmental, Social and Governance Principles
We continue to increase our commitment to environmental, social and governance principles. As a Company, we recognize that the way in which we do business influences the results we seek to achieve. Accordingly, we strive to promote and support business practices that are environmentally sustainable, socially conscious, and aligned with strong corporate governance practices.
Social consciousness at the Company is evidenced by our commitment towards good corporate citizenship by focusing on improving the quality of people's lives, from employees, to clients, and the communities in which we operate. Recent initiatives have focused on:

•
Employee Health and Safety - Safety is our number one core value and we strive to achieve zero recordable injuries. In 2019, we improved our total recordable incident rate year-over-year by 25% and reduced our recordable injuries by more than 30%. During the year, we received the Voluntary Protection Program Star of Excellence from four clients and the American Fuel and Petroleum Manufacturers Distinguished Safety Award from three others. The 2019 safety performance was one of the best for the Company in its history. We continue to assess and adopt new technologies to improve the safety of our employees, including, for example, expanding our use of robotics and drones to reduce employee exposure to confined spaces.

•
Environment - Many of our services, including our inspection, emissions monitoring and leak repair services, are crucial in assisting our clients to identify, assess and reduce their carbon emissions. We provide inspection, maintenance and repair services that support our client’s diversification efforts into sources of renewable energy, such as liquified natural gas, hydropower and wind. We work closely with our clients across the world to assist them in meeting their environmental sustainability goals. We are also working to increase our use of sustainable materials and energy sources and to reduce our carbon footprint. Our goal is to work with our clients and establish appropriate Company-wide standards, while providing our operating segments with the flexibility to pursue environmental sustainability in ways that best fit the needs of their local stakeholders.

•
Human Capital Management - Human capital management, including our diversity and inclusion initiative, is a key driver of our success. We seek to retain our employees through competitive compensation and benefits package and our unique values-driven culture. We invest in our talent by providing our employees with training, mentoring, and career development opportunities, all of which enables us to hire and retain talented, high-performing employees. In 2019, 86% of our employees participated in our annual engagement survey, providing us with valuable insight as we seek to improve overall employee engagement and satisfaction.

•
Community Involvement - With more than 6,500 global employees, we believe our greatest asset for driving this change is the commitment of our employees to driving positive impact in their communities. We sponsor and support numerous charitable organizations and our employees donate their time. These contributions help to support the work of nonprofit organizations of all sizes, working in areas such as disability services and support, disaster response and humanitarian assistance, hunger prevention, and sustainable development around the globe.

At the Board level, our Corporate Governance and Nominating Committee has the authority and responsibility to consider matters regarding sustainability and social responsibility, as set forth in the committee’s charter. At the management level, our Executive Vice President and Chief Legal Officer, who reports directly to our Chairman and CEO, has general oversight responsibility with respect to matters of sustainability and social responsibility.

THE BOARD OF DIRECTORS AND ITS COMMITTEES
The following table sets forth the names and ages of the nominees for election as directors and the current members of the Board who will continue serving following the Annual Meeting, as well as background information relating directly to such individuals’ experience, qualifications, attributes and skills to serve as a director of our Company. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter.
Director Nominees
The Board unanimously recommends a vote FOR the election of the nominees listed below.
Set forth below is certain information as of April 2, 2020 concerning the nominees for election at the Annual Meeting as Class I directors, including the business experience of each nominee for at least the past five years:

Name	Age	Present Position With the Company	Class	Director Since
Jeffery G. Davis	65	Director	Class I	2016
Robert C. Skaggs, Jr	65	Director	Class I	2019
Gary G. Yesavage	67	Director	Class I	2017
Louis A. Waters	81	Lead Director	Class I	1998
Mr. Davis is the former chairman and CEO of The Brock Group, a leading provider of industrial specialty services. He served as CEO of the Brock Group from 2008 through 2014 and was Chairman from 2014 to August 2015. Mr. Davis was the Interim President and CEO of Furmanite from November 2, 2015 through the date of Team’s acquisition of Furmanite on February 29, 2016. Mr. Davis also served as Furmanite’s Interim Executive Chairman of the Board from August 4, 2015 through the date of Team’s acquisition of Furmanite on February 29, 2016. Mr. Davis joined the Furmanite Board in May 2015. The Board considered Mr. Davis’ significant leadership and management experience in a major industrial specialty services company as well as his association with various industry organizations as qualifications for service on the Board.
Mr. Skaggs served as chairman and chief executive for both the Columbia Pipeline Group, Inc. (from 2004 to 2016) and NiSource Inc. (from 2005 to 2015), a Fortune 500 energy holding company engaged in natural gas and electric utilities and the gas storage and pipeline business. He has held numerous leadership positions throughout his 35-year career. Prior to Columbia Pipeline Group’s separation from NiSource Inc. in July 2015, Mr. Skaggs had served as CEO of NiSource since 2005 and President since 2004. Mr. Skaggs currently serves on the board of DTE (NYSE). Previously Mr. Skaggs served as a director with Cloud Peak Energy (NYSE). Mr. Skaggs earned a Bachelor of Arts degree in economics from Davidson College, a Juris Doctorate from West Virginia University and a Master’s degree in business administration from Tulane University. The Company believes that Mr. Skaggs’ business, operational and management expertise, including his specific experience serving as chairman and chief executive officer of a large, publicly traded energy holding company and his experience serving on public company boards of directors provide him with the necessary experience, qualifications and skills to serve as a director.
Mr. Yesavage most recently served as Team’s Interim CEO from September 2017 to January 2018. Previously, he served as the President of Manufacturing for Chevron’s (NYSE) Downstream and Chemicals Operations from 2009 until his retirement in June 2016. From 1999 to 2009, Mr. Yesavage served as the General Manager for Chevron’s Refinery in El Segundo, California, and worked for Chevron for a total of 42 years. The Company believes that Mr. Yesavage’s business, operational and management expertise, including his specific experience managing companies that are our major clients provide him with unique insight into our client needs and the necessary qualifications and skills to serve as a director.
Mr. Waters manages the Waters Group, a private equity company specializing in technology and industrial companies and is an independent private investor managing his personal investments. He was the Founding Chairman of Browning-Ferris Industries, Inc. (formerly NYSE) and served that company from its inception in 1969 until his retirement in March 1997. Mr. Waters was also a Founding Chairman of Tyler Technologies, Inc. (NYSE) serving that company from September 1997 until he retired in March 2002. Mr. Waters served as the Chairman of Team’s Board from May 2017 to February 2020. In February 2020, Mr. Waters was appointed as the Lead Independent Director. The Company believes that Mr. Waters’ years of service on the Board, his financial and business expertise, including a diversified background of managing and directing public companies, including certain national banking institutions, give him a thorough understanding of our business and the necessary qualifications and skills to serve as our lead independent director.

Directors Continuing in Office
Set forth below is certain information as of April 2, 2020 concerning the directors continuing in office until the expiration of their respective terms, including the business experience of each director for at least the past five years:

Name	Age	Present Position With the Company	Director Since	Class	Expiration of Present Term
Sylvia J. Kerrigan	54	Director	2015	Class III	2022
Emmett J. Lescroart	69	Director	2004	Class III	2022
Craig L. Martin	70	Director	2018	Class III	2022
Brian K. Ferraioli	64	Director	2018	Class II	2021
Amerino Gatti	49	Chairman and Chief Executive Officer	2018	Class II	2021
Michael A. Lucas	59	Director	2015	Class II	2021
Ms. Kerrigan is the Executive Director of the Kay Bailey Hutchison Center for Energy, Law and Business at the University of Texas in Austin. She previously held various positions at Marathon Oil Corporation (NYSE) for 22 years, ultimately as the Executive Vice President, General Counsel and Secretary, serving in that position from 2012 to 2017. Ms. Kerrigan also served as Marathon Oil Corporation’s Chief Public Policy Officer and Chief Compliance Officer. Ms. Kerrigan worked at the United Nations Security Council’s Commission d’Indemnisation in Geneva, Switzerland, serving as the senior legal officer responsible for arbitrating losses sustained by international oil companies following the 1990 Iraq invasion of Kuwait. Ms. Kerrigan is a past chairman of the State Bar of Texas International Law Section and a Life Fellow of the Texas Bar Foundation. She serves on the boards of Southwestern University, Nine Point Energy and Alta Mesa Resources (OTCMKTS). The Company believes Ms. Kerrigan’s qualifications to serve on the Board include her experience as chief legal, public policy, compliance and information governance officer of a public corporation, as well as her extensive merger and acquisitions, risk management and corporate governance expertise.
Mr. Lescroart is a Managing Director of EJL Capital, LLC, a private investment banking firm, and has been in this position since 2001. He is also an independent private investor managing his personal investments and has done this since 1996. Mr. Lescroart was Managing Director of Chapman Associates from 2005 until June 2008. For 20 years prior to 1996, he was employed with the Cooperheat Company in positions of increasing responsibility and authority, becoming CEO in 1983 and remaining in that position until resigning in 1996 to pursue his personal investments business. In August 2004, the Company acquired certain of the assets of a successor to the Cooperheat Company entity. The Company believes that Mr. Lescroart’s business expertise, including his background managing and directing public and private companies and his specific experience managing a public company in our industry later acquired by Team, give him a deep understanding of our business and the necessary qualifications and skills to serve as a director.
Mr. Martin has over 45 years of experience in the international engineering and construction industry. In December 2014, he retired as President and CEO of Jacobs Engineering Group Inc. (NYSE), a provider of technical, professional and construction services. Mr. Martin became President of Jacobs in July 2002 and CEO in April 2006. He also served as a member of Jacobs’ board of directors from 2002 until his retirement. Before his promotion to President, Mr. Martin served in several positions, including as Jacobs’ Executive Vice President of Global Sales and Marketing. Before joining Jacobs in 1994, Mr. Martin worked in various roles at CRSS and Martin K. Eby Construction Co. He received his B.S. in Civil Engineering from the University of Kansas and his M.B.A. from the University of Denver. He is currently Chairman of the Board of Yarlung Records, LLC, a private company. Mr. Martin is also a National Association of Corporate Directors Governance Leadership Fellow. The Board considered Mr. Martin’s significant leadership and management experience in a major engineering company in our industry as qualifications for service on the Board.
Mr. Ferraioli served as Executive Vice President and Chief Financial Officer of KBR, Inc. (NYSE), an engineering, construction and services company from 2013 to 2017. Prior to KBR, Mr. Ferraioli was Executive Vice President and Chief Financial Officer at The Shaw Group, Inc. (now part of McDermott International, Inc.) from 2007 and 2013, and prior to 2007 worked in various finance and accounting functions with Foster Wheeler AG (now a part of John Wood Group, PLC). He currently serves on the board and as chair of the Audit Committees of Vistra Energy Corp (NYSE) and Charah Solutions, Inc (NYSE) and as the Executive Chairman of Atlas Technical Consultants, Inc. (NASDAQ). Mr. Ferraioli has advised us that he intends to serve on no more than three public company boards and in the near term he expects to resign from one of the other company boards. Previously, Mr. Ferraioli served as a director and chairman of the audit committee of Babcock & Wilcox Enterprises (NYSE) and its predecessor company Babcock & Wilcox, Inc. He also previously served on the board of directors of Adolfson & Peterson, a privately owned construction company. Mr. Ferraioli received his B.S. in accounting from Seton Hall University and his M.B.A. from Columbia University. Mr. Ferraioli is also a National Association of Corporate Directors Governance Leadership Fellow. The Board believes that Mr. Ferraioli’s financial and business expertise, including a diversified background of both senior leadership and director roles of public companies in our industry qualify him to serve as a director.

Mr. Gatti has been our CEO and a member of the Board since January 2018 and was appointed as Chairman of the Board in February 2020. Prior to joining Team, Mr. Gatti served from May 2016 until October 2017 as Production Group President at Schlumberger (NYSE). Prior to assuming the Production Group President role, Mr. Gatti served in a variety of management positions of progressing leadership responsibility at Schlumberger, including President–Well Services; Vice President Production Group–North America; Vice President & General Manager–Qatar GeoMarket; Vice President Sand Management Services; and Vice President Marketing and Sales–North America. Mr. Gatti holds a mechanical engineering degree from the University of Alberta, Canada. Mr. Gatti serves on the board of Helix Energy Solutions Group, Inc. (NYSE). The Company believes that Mr. Gatti’s strong business and leadership skills, as well as his experience with a leading company in our industry, give him a thorough understanding of our business and the necessary qualifications and skills to serve as a director.
Mr. Lucas is the President and CEO of RegO Products, a specialty valve and control supplier, and has been in this position since February 2017. Previously, Mr. Lucas served as the President and CEO of Powell Industries (NASDAQ) from August 2012 until December 2015. Prior to becoming CEO of Powell Industries, Mr. Lucas spent 14 years with Emerson Electric Company (NYSE), most recently as the President of Emerson Network Power, Energy Systems. The Company believes Mr. Lucas’ qualifications to serve on the Board include his general management experience in diverse industries including equipment manufacturers; his extensive sales, marketing and product management experience in industrial markets; and his experience as a president and chief executive office of a public corporation.
Meetings and Committees of the Board
Board of Directors
Currently, our Board is comprised of ten directors, divided into three classes designated as Class I, Class II and Class III. At each annual meeting, successors to the class of directors whose term expires at that annual meeting are elected for a term expiring at the third succeeding annual meeting. Each director holds office until the annual meeting for the year in which his or her term expires and until a successor has been elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.
Our Board held six meetings during 2019. No director attended fewer than 75% of the meetings held during the period for which he or she served as a member of the Board and the committees on which he or she served. We do not have a formal policy regarding director attendance at our annual meetings of shareholders; however, we do encourage all directors to attend all meetings of shareholders. All of our directors serving at the time were in attendance at our 2019 Annual Meeting of Shareholders.
Our Board has an Executive Committee, an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. Each committee maintains its own written charter, which can be viewed and downloaded from our website at www.teaminc.com on the “Investors” page under “Corporate Governance.”
Executive Committee
Our Executive Committee is composed of Messrs. Waters (Chairman), Gatti and Yesavage. The Executive Committee is responsible for assisting with the general management of the business and affairs of Team as needed during intervals between meetings of the Board. The Executive Committee had no formal meetings during 2019.

Audit Committee
The Audit Committee is composed of Messrs. Ferraioli (Chairman), Lucas, Davis and Ms. Kerrigan. The Audit Committee is charged with the duties of the appointment of the independent auditor; reviewing its fees and approving the services to be performed; ensuring that proper guidelines are established for the dissemination of financial information to the shareholders; meeting periodically with the independent auditors, the Board and certain officers of Team and its subsidiaries, including the Chief Financial Officer, Chief Legal Officer and Vice President of Audit Services in executive sessions without other members of management present, to ensure the scope and adequacy of internal and financial controls and reporting; reviewing consolidated financial statements; providing oversight to our internal audit function; and performing any other duties or functions deemed appropriate by the Board. The Board has determined that both Messrs. Ferraioli and Lucas are “audit committee financial experts” within the meaning of applicable SEC regulations. In addition, the Board has determined that each member of the Audit Committee is independent and meets the financial literacy requirements as defined by the applicable listing requirements of the NYSE. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee met eight times during 2019. Further information regarding the Audit Committee is set out in the “Audit Committee Report” below.
Compensation Committee
Our Compensation Committee is composed of Messrs. Lucas (Chairman), Lescroart, Martin and Yesavage. Mr. Lucas was appointed as Chairman of the Compensation Committee on May 16, 2019. The Compensation Committee reviews management performance and reviews and approves the amounts and types of compensation to be paid to the CEO and our other senior executives.

The Compensation Committee met five times during 2019. Further information regarding the Compensation Committee is set out in the “Compensation Discussion and Analysis” section below.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee was, during 2019, an officer or employee of Team or any of its subsidiaries, or was formerly an officer of Team or any of its subsidiaries or had any relationship requiring disclosure by Team. Mr. Yesavage did not serve on the Compensation Committee during the time he served as Interim CEO. Mr. Yesavage rejoined the Compensation Committee in January 2018 following the completion of his service as Interim CEO. During 2019, no executive officer of Team served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Team.
Corporate Governance and Nominating Committee
Our Corporate Governance and Nominating Committee is composed of Messrs. Waters (Chairman), Davis, Skaggs and Ms. Kerrigan. The Corporate Governance and Nominating Committee, which met six times during 2019, is charged with recommending director nominees to the Board; evaluating the contribution and performance of members and committees of the Board; administering the annual self-evaluation of Board performance; developing appropriate environmental, social and corporate governance principles for Team; and ensuring the processes of the Board are sufficient and consistent with its oversight role of Team. Each member of the Corporate Governance and Nominating Committee is independent, as defined by the applicable listing requirements of the NYSE.
In considering whether to recommend directors who are eligible to stand for re-election, the Corporate Governance and Nominating Committee may consider a variety of factors, including a director’s contribution to the Board and the ability to continue to contribute productively, attendance at Board and committee meetings and compliance with our Corporate Governance Principles, as well as whether the director continues to possess the attributes, capabilities and qualifications considered necessary or desirable for board service, the results of the annual board self-evaluation, the independence of the director and the nature and extent of the director’s non-Company activities. The Corporate Governance and Nominating Committee regularly evaluates the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Corporate Governance and Nominating Committee will consider candidates for Board membership suggested by incumbent directors, management, third-party search firms and others. The Corporate Governance and Nominating Committee will also consider director nominations by shareholders that are made in compliance with the notice provisions and procedures set forth in our Bylaws. For a discussion of these requirements, see “Shareholder Proposals for Next Year’s Annual Meeting.” All applications, recommendations or proposed nominations for Board membership received by the Company are referred to the Corporate Governance and Nominating Committee. The manner in which the Corporate Governance and Nominating Committee evaluates the qualifications of a nominee for director does not differ if the nominee is recommended by a shareholder.
The Corporate Governance and Nominating Committee has the authority to retain, at Company expense, a third-party search firm to help identify and facilitate the screening and interview process of potential director nominees, and the third-party firm may, among other things, conduct reference checks, prepare a biography of each candidate for the Corporate Governance and Nominating Committee to review and help coordinate interviews.
Once the Corporate Governance and Nominating Committee has identified a potential director nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the committee with the recommendation of the candidate, as well as the committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. The committee also may engage a third party to conduct a background check of the candidate. If the committee determines to further pursue the candidate, the committee then will evaluate the extent to which the candidate meets the Board membership qualifications described in “Director Qualifications” below.
In addition, the Corporate Governance and Nominating Committee considers other relevant factors it deems appropriate, including the current composition of the Board (including its diversity in experience, background, gender and ethnicity), the balance of management and independent directors, the need for a certain Board committee expertise, and the nature and extent of a candidate’s activities unrelated to the Company, including service as a director on the boards of other public companies. In connection with this evaluation, the committee determines whether to interview the candidate, and, if warranted, the committee interviews the candidate in person or by telephone. The committee may also ask the candidate to meet with members of Team management or other Board members. After completing this evaluation, if the committee believes the candidate would be a valuable addition to the Board, it will recommend to the Board the candidate’s nomination for appointment or election as a director.

Periodic Performance Evaluations of Directors
The Corporate Governance and Nominating Committee conducts periodic individual director performance reviews, particularly when a director is standing for re-election.

COMPENSATION OF DIRECTORS
In setting non-employee director compensation, our Compensation Committee considers factors it deems appropriate, including market data, and recommends the form and amount of compensation to the Board for approval. Our non-employee directors are compensated with a mix of cash and stock-based compensation. The purpose of the stock-based compensation has been to attract and retain the services of experienced and knowledgeable independent individuals as directors, to provide them with a proprietary interest in Team so that the directors will have the financial incentive to apply their best efforts for the benefit of Team and our shareholders, and to provide directors with an additional incentive to continue in their positions.
2019 Director Compensation
Our Board, upon recommendation of our Compensation Committee, established our current director compensation program in May 2019. In making this recommendation, our Compensation Committee considered relevant trends in director compensation and reviewed a market study provided by Mercer, the Company’s independent compensation consultant. Mercer reviewed market benchmarking data for the Team Peer Group (identified below under “Peer Analysis”) with the Board and advised the Board on the overall compensation program structure.
Our Compensation Committee reviews and considers changes to our non-employee director compensation on an annual basis. The following is a summary of our 2019 non-employee director compensation program, which was made effective on June 1, 2019:

•	annual cash retainer in the amount of $65,000, paid quarterly;

•	annual stock award in the amount of approximately $87,500;

•	annual retainer for the Lead Director in the amount of $50,000;

•
annual retainers (in addition to committee member retainers) for the Chairman of our Audit Committee in the amount of $15,000, for the Chairman of our Compensation Committee in the amount of $12,500 and for the Chairman of our Corporate Governance and Nominating Committee in the amount of $7,500; and

•
annual retainer for Audit Committee members in the amount of $7,500, for Compensation Committee members in the amount of $5,000, for Corporate Governance and Nominating Committee members in the amount of $5,000.

The annual retainer fees are prorated in the event the non-employee director serves on the Board or in a particular role for less than the full year. Mr. Gatti as an employee member of the Board, does not receive any compensation for service on the Board.
The following table sets forth information regarding the compensation earned by or awarded to each of the non-employee directors who served on our Board during 2019:
Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Total ($)	Total Options Outstanding at December 31, 2019 (#)
Louis A. Waters	$123,125	$87,513	$—	$210,638	—
Jeffery G. Davis	$73,750	$87,513	$—	$161,263	—
Craig Martin	$66,250	$87,513	$—	$153,763	—
Sylvia J. Kerrigan	$73,750	$87,513	$—	$161,263	—
Emmett J. Lescroart	$67,500	$87,513	$—	$155,013	—
Michael A. Lucas	$83,125	$87,513	$—	$170,638	—
Gary G. Yesavage	$66,250	$87,513	$—	$153,763	—
Brian Ferraioli	$83,125	$87,513	$—	$170,638	—
Robert Skaggs, Jr.	$26,250	$—	$—	$26,250	—

(1)	All non-employee director compensation increases were effective as of June 1, 2019 and previous fees earned prior to this date were paid under the 2018 non-employee director compensation plan.

(2)
All non-employee directors serving at the time received a stock award valued at approximately $87,500 on May 16, 2019. Mr. Skaggs joined the Board on August 15, 2019 and did not receive stock awards as part of his compensation during 2019.

2020 Director Compensation
As described in “Impact of the COVID-19 Global Pandemic on Compensation” in the “Compensation Discussion and Analysis” section below, effective April 1, 2020, our Board unanimously elected to reduce the cash portion of their compensation by 20%.

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers as of April 2, 2020. Each person holds the offices indicated until his or her successor is chosen and qualified at the regular meeting of the Board to be held following the Annual Meeting, or until such officer’s earlier death, retirement, disqualification or removal.

Name of Director or Officer	Age	Officer Since	Position with Company
Amerino Gatti	49	2018	Chairman and Chief Executive Officer
Susan M. Ball	56	2018	Executive Vice President, Chief Financial Officer
Jeffrey L. Ott	57	2013	President, Product and Service Lines
Grant D. Roscoe	50	2018	President, Operations
André C. Bouchard	54	2008	Executive Vice President, Chief Legal Officer and Secretary
James P. McCloskey	58	2018	Senior Vice President, Commercial
Sherri A. Sides	49	2018	Senior Vice President, Chief Human Resources Officer
Michael R. Wood	53	2018	Senior Vice President, Health, Safety and Environment
Information concerning the business experience of Mr. Gatti is provided under the section entitled “The Board of Directors and Its Committees.”
Ms. Ball is Executive Vice President and Chief Financial Officer and has served in that position since December 2018. Prior to joining Team, she served more than 12 years at CVR Energy, Inc. in various roles of increasing responsibility. In 2012, she was appointed as Chief Financial Officer and Treasurer at CVR Energy, Inc. and each of the general partners of CVR Refining, LP and CVR Partners, LP until her retirement from CVR Energy in 2018. Prior to CVR, Ms. Ball served as a Tax Managing Director with KPMG LLP. In addition, Ms. Ball has served on the Board of Directors of U.S. Concrete, Inc. (NASDAQ) since August 2018.
Mr. Ott is President, Product and Service Lines and Quest Integrity Group and has served in that position since July 2018 and has served as the President of Quest Integrity since its formation in January 2007. Mr. Ott was President, TeamFurmanite from February 2016 to July 2018. Mr. Ott joined Team at the time of the acquisition of the Quest Integrity Group in 2010. Mr. Ott was elected an executive officer of Team in June 2013. In addition, Mr. Ott served on the Board of Directors of ClearSign Combustion Corporation (NASDAQ) from February 2015 to October 2018.
Mr. Roscoe is President, Operations and has served in that position since July 2018. Prior to Joining Team, Mr. Roscoe served as Global Vice President of Testing & Subsea for Halliburton. Over his 24-year career in the oil and gas industry, Mr. Roscoe held a number of leadership roles at Halliburton, including Senior Global Integration Manager, Senior Regional Manager Completions - North America, and Global Strategic Business Manager. Before joining Halliburton in 2001, he held various roles at Expro Group and Global Marine.
Mr. Bouchard is Executive Vice President, Chief Legal Officer and Secretary and has served in that position since May 2018. From November 2014 to May 2018, Mr. Bouchard served as Executive Vice President, Administration, Chief Legal Officer and Secretary. From September 2008 through October 2014, Mr. Bouchard served as Senior Vice President, Administration, General Counsel and Secretary. Mr. Bouchard joined Team in January 2008 as Senior Vice President, General Counsel and Secretary.
Mr. McCloskey was appointed Senior Vice President, Commercial in June 2018. Prior to joining Team, Mr. McCloskey served as Vice President Petrochemical & Manufacturing at the American Fuel & Petrochemical Manufacturers Association from 2016 until joining Team. Mr. McCloskey has more than 30 years of sales and marketing experience including as an executive at Blue Ridge Partners and the Carnrite Group, The Brock Group, and S&B Engineers & Constructors from 2008 to 2016.
Ms. Sides was appointed Senior Vice President, Chief Human Resources Officer in May 2018. Prior to joining Team, Ms. Sides served as Vice President - Human Resources for Air Liquide’s U.S. operations from 2014 until joining Team. Ms. Sides has more than 20 years of human resources and talent development experience from leadership roles with Air Liquide, Memorial Hermann Healthcare System, Dell, Inc. and Applied Materials, Inc.
Mr. Wood was appointed Senior Vice President, Health, Safety and Environment in July 2018. Mr. Wood joins Team from Siemens where he most recently served as a Regional Head of Quality Management & Environment, Health & Safety for Power & Gas since 2017. From 2014 to 2017, he serves as Vice President and Chief Safety Officer, Environmental, Health and Safety from Dresser Rand. Mr. Wood has more than 30 years of experience serving in leadership roles at companies with a focus on HSE, including Dresser-Rand, Baker Hughes and The Dow Chemical Company.

COMPENSATION COMMITTEE REPORT
The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates such report by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act.
The Compensation Committee has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with our senior management. Based on this review and discussion, the Compensation Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.
The Board has adopted a written charter for the Compensation Committee, a copy of which is posted on the Company’s website at www.teaminc.com on the “Investors” page under “Corporate Governance.”

Michael A. Lucas, Chairman
Emmett J. Lescroart
Craig L. Martin
Gary G. Yesavage

COMPENSATION DISCUSSION AND ANALYSIS
Overview
Our executive compensation policies are designed to provide aggregate compensation opportunities for our senior executive officers, including the Named Executive Officers (identified below under “Executive Compensation and Other Matters”), that are competitive in the business marketplace and that are based upon Company and individual performance. Our foremost objectives are to:

•	attract, motivate, reward and retain the broad-based management talent required to achieve our corporate objectives, and

•	align executive pay and benefits with the performance of Team.
2019 Business Highlights and Overall Compensation Decisions
The Compensation Committee believes that the total compensation paid to our senior executive officers, including the Named Executive Officers, for 2019 was reasonable and appropriate. During 2019, we continued our OneTEAM program designed to transform and strengthen the Company for long-term success and achieved the following:

•
generated cash flow from operating activities of $59 million, an improvement of $17 million compared to 2018 with 2019 full year free cash flows generated of approximately $30 million more than doubling 2018;

•	paid down $32.7 million of debt in 2019; achieving the lowest debt level since 2016;

•	our Mechanical Services delivered higher revenues than 2018 and improved operating income of over $49 million compared to 2018;

•	Quest Integrity generated record revenue in 2019 with an 18% increase over 2018 revenue;

•	realized approximately $22.9 million in savings in 2019 from the execution of OneTEAM program initiatives;

•	adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of $80 million, a 11% improvement compared to 2018; and

•
through focused district safety audits and the deployment of our fleet monitoring systems, we decreased our recordable injuries by 31% and our Total Recordable Incident Rate (“TRIR”) by 25% when compared to the previous year.

Team’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA is a non-GAAP financial measure that excludes certain items that are not indicative of Team’s core operating activities. Refer to Appendix A of this Proxy Statement for additional information on this non-GAAP financial measure, including a reconciliation to the most comparable GAAP financial measure.
Role of the Compensation Committee - Human Capital Management
The Compensation Committee maintains oversight over our human capital management strategies. During 2019, the Compensation Committee and our Chief Human Resources Officer reviewed our human capital management strategies and objectives designed to connect with, develop and recognize our most valuable asset, our diverse and talented workforce. From 2018 to 2019, the Company took the following actions in support of these strategies and objectives:

•
introduction of new attraction, development and retention tools to position us as an employer of choice in our industry, including tools for talent management, performance appraisal and succession planning to ensure an appropriate balance between acquiring new talent and developing and promoting from within the Company;

•
enhancement of career development initiatives, including the rollout of new leadership programs, sales negotiations training and a university graduate rotation program for finance and engineering professionals, as well as investing in our accredited technical training school that provides best in class certifications for technicians inside and outside the Company;

•	conducting an all employee engagement survey demonstrating strong engagement among our workforce with favorable responses around safety, diversity and inclusion, and client focus and quality;

•	increasing our efforts to support and broaden gender diversity throughout the organization. Over the past two years we have added two senior level female executives reporting to our CEO; and

•
encouraging community involvement from all of our employees through sponsorships of numerous charitable organizations and service days throughout our vast service network and supporting multiple client charitable initiatives. Our senior executives serve on the boards of multiple non-profit organizations, including Easter Seals, Junior Achievement and the American Cancer Society. Company employees are encouraged to support their community through donation of their time, talent and treasure.

Role of the Compensation Committee - Executive Compensation
The Compensation Committee, composed entirely of independent directors, reviews and approves our executive compensation program for all senior executive officers, including the Named Executive Officers, to ensure that our compensation program is adequate to attract, motivate and retain well-qualified senior executives and that it is directly and materially related to the short-term and long-term objectives of Team and our shareholders and to Team’s operating performance. The Compensation Committee annually reviews and evaluates our executive compensation program to ensure that the program is aligned with our compensation philosophy. To carry out its role, among other things, the Compensation Committee:

•	reviews the major compensation and benefit practices, policies and programs with respect to our senior executives;

•	reviews appropriate criteria for establishing performance targets for executive compensation;

•	determines appropriate levels of executive compensation;

•
administers and makes recommendations to the Board with respect to severance and change in control arrangements pertaining to our senior executives (described below under “Senior Management Compensation and Benefit Continuation Policy”);

•	administers and determines equity awards to be granted under our stock incentive plan; and

•	reviews and recommends to the Board any changes to director compensation.
The Compensation Committee is authorized to act on behalf of the Board on all issues pertaining to the compensation of our senior executive officers, including individual components of total compensation, goals and performance criteria for incentive compensation plans, the grant of equity awards, and short and long-term incentive plan design. However, it is the practice of the Compensation Committee to fully review its activities and recommendations with the full Board.
Impact of the COVID-19 Global Pandemic on Compensation
On December 31, 2019, a human infection originating in China was traced to a novel strain of coronavirus or COVID-19. On January 30, 2020, the World Health Organization declared the coronavirus outbreak to be a “public health emergency of international concern” and then, on March 11, 2020, declared the outbreak to be a “pandemic” (“Coronavirus Pandemic”). Since its detection, the virus has spread worldwide, including in the United States. The United States and other countries have placed restrictions on travel to and from other affected regions, and a number of businesses in affected regions, including in the United States, have temporarily closed or severely curtailed operations. The Coronavirus Pandemic has significantly impacted our client base, especially in the petrochemical and refining industries, which has led to a sudden diminished demand for our services and has resulted in considerable uncertainty and volatility in our business environment. The full impact of the Coronavirus Pandemic remains uncertain and changes daily.
As a result of the business and market volatility, the uncertainty caused by the Coronavirus Pandemic, our CEO recommended, and our Board unanimously approved, the following temporary actions related to 2020 Executive and Board compensation beginning in April 2020:

•	a reduction of the Board’s cash compensation of 20%;

•	a reduction in the base pay rate of 20% for our CEO, 15% for our Named Executive Officers and 10% for our other executive officers;

•	the delay of the 2020 grant of annual long-term performance-based stock units (“LTPSUs”) to our Named Executive Officers and other executive officers; and

•	the suspension of the employer match in our Executive Deferred Compensation Retirement Plan (the “Deferred Compensation Plan”) and the Team, Inc. 401(k) Plan (the “401(k) Plan”).
Our Board and Compensation Committee will evaluate these temporary compensation actions at their respective regular quarterly meetings or as otherwise deemed necessary through December 31, 2020. Additionally, the Compensation Committee intends to modify the performance metric goals established by the Compensation Committee for 2020 executive compensation, both short and long term, to better provide an appropriate measure of the overall performance of the Company which takes the changed business environment into consideration.
Compensation Philosophy and Process
Our compensation philosophy, as implemented through the Compensation Committee, is to match executive compensation with the performance of Team and the individual by using several compensation components for our senior executives. A significant portion of compensation should be performance based. The Compensation Committee endeavors to support our commitment to generating increases in long-term shareholder value. In addition, the Compensation Committee reviews each senior executive’s ownership interest in Team in compliance with our share ownership guidelines for senior executives (described above under “Corporate Governance—Share Ownership Guidelines; Restrictions on Trading in Company Securities”). Our compensation and related programs are designed to reward and motivate our senior executives for the accomplishment of specific operating, financial and strategic goals established by our Compensation Committee, for demonstrated commitment to our shareholders by increasing financial performance and long-term shareholder value and to recruit and retain key executives. The components of the compensation program for our senior executives consists of:

•	annual base salaries;

•	annual performance-based incentives paid in cash;

•	long-term time-based restricted stock units and performance-based incentives issued as equity awards in accordance with Team’s stock incentive program; and

•	benefits.
We offer limited executive perquisites for our senior executives. Except as described in “Retirement Benefits” and in “Perquisites and Personal Benefits” below, our senior executive officers participate in the same benefit plans as our other employees.
Our overall compensation philosophy is to consider such factors as competitive industry salaries, a subjective assessment of the nature of the positions, and the contribution, experience, level of responsibility and length of service of our senior executive officers in establishing base compensation, and to provide opportunities to exceed the targeted incentive compensation levels through annual performance-based incentives paid in cash and through long-term performance-based incentives. In certain circumstances, we may target base and incentive compensation above or below our peer groups to help attract or retain senior executives, as necessary, or to recognize differences in the business units they manage, their qualifications, experience, responsibilities, role criticality and/or potential. In evaluating senior executive performance for establishing the components of our compensation program, on at least an annual basis we consider a variety of factors including: the economic environment, market conditions, Company and business unit operating and financial performance, subjective evaluations of the performance of the senior executive officers, retention, past contributions and future potential. In evaluating the subjective performance, past contributions and future potential of our senior executives, we consider a variety of criteria, including, job knowledge and technical skills, leadership and key decision-making abilities, management of the Company and business unit’s risk profile, achievement of strategic goals of the Company and their business unit, advancement in role and responsibility, management of personnel and departments, achievement and contribution to special projects and transactions, communication effectiveness, and planning and organizational ability. We believe these targeted levels are appropriate in order to motivate, reward and retain our senior executives, each of whom has leadership talents and expertise that make him or her attractive to other companies.
Additionally, we believe our compensation program is designed to encourage executives not to take unreasonable risks that may harm shareholder value. This is achieved by, among other things, striking an appropriate balance between short-term and long-term incentives, by placing caps on our executive incentive award payout opportunities, and by maintaining Company stock ownership requirements.
The Compensation Committee directs the preparation of detailed compensation tally sheets for each of our senior executives. The tally sheets serve as an informational tool designed to provide the Compensation Committee with details concerning each of the material elements of compensation awarded to our most senior executive officers, to provide an evaluation of internal equity, and to highlight the individual compensation items in relation to the total compensation for each senior executive. The Compensation Committee does not directly use the tally sheets as a basis to determine or modify the compensation of any of the senior executive officers, including the Named Executive Officers.
Advisory Vote on Executive Compensation
In making executive compensation determinations, the Compensation Committee considered the results of the non-binding, advisory proposal on our executive compensation program set forth in our 2019 Proxy Statement. At our 2019 Annual Meeting of Shareholders, 95% of our shareholders who voted (excluding broker non-votes) approved our executive compensation program by voting for approval of the say-on-pay advisory vote and approximately 84% of the votes cast (including broker non-votes) voted for approval of the say-on-pay advisory vote. Although non-binding, the Compensation Committee will continue to consider the results from this year’s and future advisory shareholder votes regarding our executive compensation program along with the other factors listed in this “Compensation Discussion and Analysis” section.
Advisory Vote on Frequency of Holding Future Advisory Votes on Named Executive Officer compensation
At our 2017 Annual Meeting of Shareholders, 89% of our shareholders who voted (excluding broker non-votes) voted “1 Year” on frequency of holding future advisory votes on named executive officer compensation and approximately 80% of the votes cast (including broker non-votes) voted “1 Year” on frequency of holding future advisory votes on named executive officer compensation. Based on these results, the Board determined that Team will hold an advisory vote on executive compensation every year.

Benchmarking Tools
In reviewing the appropriate range of overall compensation and the appropriate ranges of the components of compensation, the Compensation Committee also considers the competitiveness of our compensation program against our peer companies in order to attract and retain highly qualified executives. To facilitate this objective, the Compensation Committee may retain a compensation consultant and consider various compensation surveys and proxy statement compensation information for companies of comparable size and complexity to us and with whom we compete for talent.
Role of the External Compensation Advisor
The Compensation Committee Charter grants to the Compensation Committee the authority to retain, at Company expense, independent compensation consultants, outside legal counsel and other advisors, and to approve their fees. These advisors report directly to the Compensation Committee. The Compensation Committee has engaged Mercer as its independent consultant to advise it on executive compensation matters. Mercer performs services solely on behalf of the Compensation Committee and does not provide any other services to the Company. Management of the Company had no role in selecting the Compensation Committee’s compensation consultant and had no separate relationship with Mercer. The Compensation Committee has assessed the independence of Mercer pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Mercer from independently representing the Compensation Committee. Mercer performed the following services for the Compensation Committee for 2018, 2019 and 2020: reviewed market benchmarking data and prepared market data for the CEO and other senior executive positions; updated tally sheets; assessed incentive risk; reviewed regulatory and governance guidance; advised on executive officer annual bonus program structure, performance goals and targets, and bonus amounts; advised on executive officer equity grant award structure, sizes, performance goals and targets; advised on the amendment of the 2018 Equity Incentive Plan, which was amended and approved by our shareholders in May 2019, advised on peer group companies and advised on the adoption of a deferred compensation plan. Mercer assisted the Compensation Committee in determining appropriate levels of total compensation packages for each of the CEO and other executive officers. The firm attended key regular Compensation Committee meetings upon invitation and participated in executive sessions without management present. In addition to advising the Compensation Committee on executive compensation, Mercer advises the Compensation Committee on Board compensation.
Compensation studies assist the Compensation Committee in establishing the overall compensation practices that are consistent with our philosophy and guiding principles on executive compensation described above. Although compensation studies provide important data for establishing our competitive compensation practices and compensation design, the Compensation Committee uses such studies only as a point of reference and not as a determinative factor for structuring and determining the amount of our Named Executive Officers’ compensation. The Compensation Committee also exercises discretion in its use of compensation studies and the studies do not supplant the significance of individual and Company performance that the Compensation Committee considers when making compensation decisions.
Peer Analysis
As stated in “Role of the External Compensation Advisor” above, to establish 2018 compensation packages for our senior executive officers, in 2017 and 2018 our management and the Compensation Committee, with the assistance of Mercer, developed a peer group based upon companies that provide services similar to the Company, which was reviewed and updated in 2019 and again in February 2020. In December 2019, one of the peer companies, Basic Energy Services, suspended trading on the NYSE and was removed from our peer group. No other changes were made to our peer group. The peer group is primarily made up of companies that are generally in the range of 50% to 200% of our size with respect to revenues and/or market capitalization. The 2020 compensation peer group consists of the following companies (“Team Peer Group”):

Aegion Corporation
Barnes Group Inc.
CIRCOR International
Clean Harbors
DXP Enterprises
Emcor Group
Enerpac Tool Group (formerly Actuant Corporation)
EnPro Industries
ESCO Technologies
MasTec, Inc.
Matrix Service Company
Mistras Group
MYR Group
Primoris Services Corporation
Quanta Services

SEACOR Holdings
Tetra Tech, Inc.
TETRA Technologies, Inc.
Annual Base Salaries
The Compensation Committee considers adjustments to base salary for our senior executives on an annual basis and may do so more frequently upon a change in circumstances. The annual base salary of our CEO is decided solely by the Compensation Committee in executive session, with input or recommendation from the independent compensation consultant, without management present. The annual base salaries of other Named Executive Officers are determined by the Compensation Committee with input or recommendations from our CEO and the independent compensation consultant. None of the Named Executive Officers have employment agreements, except for the arrangements under “Special Retention Awards” and “CEO Compensation Arrangement” discussed below.
2019 and 2020 Annual Base Salaries
Effective in April 2019, consistent with the Mercer executive compensation analysis, no adjustments were made to the annual base salaries of Mr. Gatti or Ms. Ball. Mr. Roscoe’s annual base salary was increased to $425,000 from $380,000, an increase of 12%; Mr. Ott’s annual base salary was increased to $490,000 from $475,000, an increase of 3% and Mr. Bouchard’s annual base salary was increased to $412,000 from $400,000, an increase of 3%.
Please see “Impact of the COVID-19 Global Pandemic on Compensation” above, for a discussion of the changes made to the 2020 annual base salaries of our Named Executive Officers.
Annual Performance Based Incentives Paid in Cash
We use annual performance-based incentives paid in cash to focus our senior executives on financial and operational objectives that the Compensation Committee believes are primary drivers of our financial performance and our Common Stock price over time and to reward the achievement of short-term financial and operational performance, the execution of strategic objectives, individual contributions to Team results and to provide timely recognition of performance and accomplishments. The Compensation Committee believes that overall levels of annual performance-based incentives paid in cash should be consistent with the overall strategic, financial and operational performance of Team while considering the cyclical nature of our business. The annual performance-based executive incentive compensation plan utilized in 2019 for our senior executives has been approved by the Board and our shareholders (the “Executive Bonus Plan”).
Our Executive Bonus Plan is an annual performance-based incentive plan for our senior executives based upon our annual operating plan and budget approved by our Board. The performance goals established by the Compensation Committee under the Executive Bonus Plan for 2019 were based upon financial and safety measures which made up 80% and 20% of the goal, respectively. The 2019 performance goals are set forth below under “2019 Performance-Based Incentives Paid in Cash.” For the Executive Bonus Plan performance measures, the Compensation Committee annually establishes and approves the performance metrics, levels and relevant weighting of each metric based upon their assessment of the probability of achieving the metrics at different thresholds. For the operational portion of the Executive Bonus Plan, the Compensation Committee established performance metrics based upon the level of achievement of the Company as measured against operational targets established by the Compensation Committee. In establishing operational measures, the Compensation Committee may give consideration to a broad range of operational metrics such as: achievement of defined operational goals; achievement of strategic aims and targets; achievement and contribution to special projects and transactions; management of the Company’s risk profile; and key decision-making. For each performance metric, the Compensation Committee sets target, threshold and maximum performance levels. A participating senior executive is eligible to receive 50%–200% of their target annual cash incentive compensation, respectively, based on overall performance at the corresponding performance levels. Performance between the threshold and maximum performance levels is subject to interpolation.
Our CEO provides the Compensation Committee with performance-based incentive recommendations for each senior executive, other than himself, as well as a proposed total performance-based incentive pool for all of our employees. The Compensation Committee assesses the performance recommendations provided for the senior executives other than the CEO and determines the appropriate performance-based incentive recommendations. The performance-based incentives for our CEO are decided solely by the Compensation Committee in executive session without management present. The Compensation Committee makes its determinations on performance-based incentives in view of Team’s expected overall performance, the individual performance of each senior executive and the resulting size of the overall performance-based incentive pool relative to Team’s earnings.
In addition to the quantitative measures, the Compensation Committee has discretion to approve payouts for performance above or below (as part of, or separately from, the Executive Bonus Plan) any of the performance metrics in order to take into account extraordinary, special or unexpected market, business or individual performance events and the impact of such performance to the Company. In assessing any discretionary amounts to award, the Compensation Committee may give consideration to a broad range of performance and contribution criteria, along with assessments of fairness, external benchmarking, overall role and responsibilities and internal equity as more fully described above under “Compensation Philosophy and Process.”
2019 Performance-Based Incentives Paid in Cash
For 2019, our senior executives participated in an annual bonus program based upon the Executive Bonus Plan. For 2019, the performance goals established by the Compensation Committee under the Executive Bonus Plan were based on financial and safety measures accounting for 80% and 20% of the goal, respectively. The performance measures were based 60% on Adjusted EBITDA, 20% on free cash flow and 20% on safety performance. The Compensation Committee believes these metrics are an appropriate measure of the overall performance of the Company that is closely aligned with the interests of our shareholders.
In 2019, the Compensation Committee established the annual target Adjusted EBITDA performance objective for the Executive Bonus Plan at $102 million (a 42% increase over 2018 performance), free cash flow at $35 million (a 138% increase over 2018 performance) and safety performance related to TRIR of 0.26 (a 19% increase over 2018 performance). The performance targets are subject to equitable adjustments in the Compensation Committee’s discretion to account for events that significantly impact, positively or negatively, Team’s ability to achieve the established target or other performance and contribution criteria. The Compensation Committee utilizes the Company’s quarterly and annual reports filed with the SEC and earnings releases issued by the Company, to take into account charges for restructuring, extraordinary, unusual or items not indicative of our core operating activities and discontinued operations, which may be identified on the face of the income statements or in the footnotes thereto, or in the Management’s Discussion and Analysis section of the Company’s Annual Report.
In evaluating the achievement of financial performance in 2019, the Compensation Committee determined that the adjusted EBITDA and safety metrics were met at threshold and at near stretch levels, respectively. With respect to the free cash flow performance measure target, actual free cash flow performance achievement was near threshold level performance, less than 1% short of the threshold level of performance. The Compensation Committee elected to exercise its discretion to award, outside the Executive Bonus Plan, an amount equivalent to 50% of the free cash flow performance target award established for the senior executives based upon the significant level of improvement in free cash flow over the prior year. In determining the amount of the discretionary award for the free cash flow performance, the Compensation Committee considered that the Company’s 2019 free cash flow performance was strong, more than doubling our free cash flow from 2018, which represents an improvement of approximately $80 million over the Company’s 2017 free cash flow performance. This strong free cash flow performance allowed the Company to meet its internal objectives to pay down significant levels of debt, reducing our debt level to the lowest in over three years.
The actual annual bonus amounts earned by each of the Named Executive Officers in fiscal 2017, 2018 and 2019 can be found in the “Summary Compensation Table” below. The Compensation Committee determined that the bonus awards are consistent with our compensation philosophy for the annual bonus payments because they strike an appropriate balance between the incentive for achievement of short-term financial and operational performance with the incentive for the execution of key strategic objectives, individual contributions to Company results and to pay annual incentives consistent with the overall performance of Team.
Long-Term Incentive Compensation
Our Compensation Committee believes that long-term incentive awards should strengthen alignment with our shareholders, provide incentives tied to our performance and serve as a retention vehicle. A meaningful equity stake helps ensure that executive and shareholder interests are aligned. The Compensation Committee designs its long-term incentive award programs to directly align rewards with our shareholder returns and share performance, to create a significant retention mechanism for our key employees, to provide a unifying reward structure across our Company and to support entrepreneurial and long-term strategic perspectives. The Compensation Committee administers, determines and approves all long-term incentive awards, subject to our shareholder-approved stock incentive plans as described below.
The Compensation Committee believes that restricted stock units with time-based vesting are an important retention tool, because the stock retains some value regardless of our stock price and creates alignment with shareholder interests because the restricted stock value is linked to changes in our stock price. Additionally, the Compensation Committee believes that LTPSUs with a performance-based component and a long-term cliff vesting component should be provided to our Named Executive Officers for the purpose of creating strong incentives for our Named Executive Officers to achieve our long-term financial performance targets and strategic initiatives.
We maintain the 2018 Equity Incentive Plan, approved by our shareholders in May 2018 and amended and approved by our shareholders in May 2019, and adhere to the following processes relating to the granting of equity awards thereunder:

•	all equity grants require the approval of the Compensation Committee, with the exception of the delegation of limited authority to our CEO to make off-cycle equity awards described below; and

•	we do not grant equity awards retroactively or purposefully schedule equity awards prior to disclosure of favorable information or after the announcement of unfavorable information.

The Compensation Committee has delegated limited authority to the CEO to award time-based restricted stock units (“RSUs”) to employees (other than to officers or members of the Board of Directors of the Company or to persons reasonably expected to be hired or promoted into those roles) that may not exceed $500,000 in grant date value per calendar year. This limited delegation of authority is further limited to RSU grants valued at $75,000 or less per individual in any calendar year. Our CEO did not exercise this delegation of authority to award RSU’s in 2019.
Our CEO makes recommendations to the Compensation Committee regarding the annual long-term incentive awards for our other executives, as well as other Company employees. The Compensation Committee independently reviews the data, considers the CEO’s proposals, consults with outside experts as needed and makes its own determinations for the granting of any equity-based awards. In awarding long term incentives, the Compensation Committee considers the level of responsibility, prior experience and achievement of individual performance criteria, as well as peer company comparisons and other factors which are described more fully in the discussion of our “Compensation Philosophy and Process” presented above. In addition, the Compensation Committee also considers past grants of long-term incentive awards, as well as current equity holdings of our executives.
Long-Term Incentive Awards
During 2019, the Compensation Committee continued the long term equity award program for our Named Executive Officers, consisting of (i) LTPSU awards with a two-year performance period, and (ii) RSU awards with annual vesting over four years. Each of these award types is discussed in more detail below. In March 2019, our Compensation Committee approved and awarded new LTPSU awards with a two-year performance period, and in November 2019, approved and awarded grants of time-based RSUs to all of our Named Executive Officers. These long-term incentive awards are set forth in the “Grants of Plan-Based Awards” table below.
LTPSU awards were made to our Named Executive Officers in 2019 and, in general, the Compensation Committee plans to make both time-based RSU and LTPSU awards to our Named Executive Officers on an annual basis as part of the Company’s long term equity award program for senior executives. These equity grants are determined by taking into consideration each Named Executive Officer’s position, experience, level of responsibility and length of service, and market data, individual and Company performance, internal equity considerations, retention concerns and expenses related to the grants. In the event of a change of control (as such term is defined in the stock unit agreement, the LTPSU and the 2018 Equity Incentive Plan, as amended) of the Company or in the event of a participant’s death, the vesting of any outstanding LTPSUs and RSUs will be accelerated and paid out in Common Stock. Additional information regarding the grant date fair value of the equity awards is reported in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table.
It is the Compensation Committee’s intention that equity awards be considered annually, although such awards are not guaranteed. The eligible employee population, exact timing of grants and the specific form of awards may vary from year to year. The Compensation Committee will continue to monitor and consider the types of awards, vesting requirements, eligible employee pool and applicable accounting, tax and regulatory impacts of long-term incentive awards on an annual basis.
Restricted Stock Units
Consistent with the Company’s annual long term incentive program for senior executives, in November 2019, the Compensation Committee awarded RSUs to our Named Executive Officers as set forth in the “Grants of Plan-Based Awards” table under “Executive Compensation and Other Matters” below. Our RSU awards permit each of our Named Executive Officers to receive, upon expiration of the time-based restrictions, shares in an amount equal to a specified number of shares of Common Stock. The restrictions on the awards expire in equal annual installments on the first, second, third and fourth anniversaries of the date of grant, unless earlier terminated in accordance with the 2018 Equity Incentive Plan, as amended. For 2019, RSU grants were made in the number of shares equal to the approved award dollar value divided by the closing price of our Common Stock on the NYSE on the date of grant, rounded up to the nearest whole share.
2018 Long-Term Performance Stock Unit Awards
In accordance with the Mercer executive compensation analysis, in 2018 our Compensation Committee granted LTPSU awards to our Named Executive Officers, excluding Mr. Yesavage and Ms. Ball. The 2018 LTPSUs are subject to a concurrent two-year performance period. Each LTPSU represents the right to receive, if and to the extent designated performance goals covering the two-fiscal-year performance cycle are satisfied, a “target award” equal to a specified number of shares of our Common Stock following completion of the identified two-year performance cycle. The performance goal is separated into two independent performance factors based on (i) relative shareholder total return (“RTSR”) as measured against the Team Peer Group, and (ii) performance against an internal adjusted EBIT metric for the year ending December 31, 2019 with possible payouts ranging from 0% to 200% of the “target awards” for the two independent performance factors. LTPSU awards cliff vest with achievement of the performance goals and completion of the two-year service period. Settlement occurs with Common Stock within 20 business days of vesting. All LTPSU grants are made in the number of shares equal to the approved award dollar value divided by the closing price of our Common Stock on the NYSE on the date of grant, rounded up to the nearest whole share. In determining the performance goals for the LTPSU awards, the Compensation Committee has the discretion to make equitable adjustments to account for events that significantly impact, positively or negatively, Team’s ability to achieve the established performance target, such as acquisitions or divestitures. The Compensation Committee may utilize the Company’s quarterly and annual reports filed with the SEC and earnings releases issued by the Company to take into account charges for restructuring, extraordinary, unusual or items not indicative of our core operating activities and discontinued operations, or the effect of significant acquisitions, which may be identified in earnings releases, on the face of the income statements or in the footnotes thereto, or in the Management’s Discussion and Analysis section of the Company’s Annual Report. The LTPSU peer group consists of the Team Peer Group.
For the 2018 LTPSUs, Messrs. Gatti, Ott, Roscoe, and Bouchard met the performance goal for RTSR at 100% of the target level and met the performance goal for the adjusted EBIT performance metric at 73% of the target level, resulting in a payout of 86.5% of the total target award of common stock for each NEO. The 2018 LTPSUs were paid out, in accordance with their terms, in March 2020.
2019 Long-Term Performance Stock Unit Awards
In accordance with the Mercer executive compensation analysis, our Compensation Committee granted LTPSU awards to our Named Executive Officers on March 15, 2019. The 2019 LTPSUs are subject to a concurrent two-year performance period. Each LTPSU represents the right to receive, if and to the extent designated performance goals covering the two-fiscal-year performance cycle are satisfied, a “target award” equal to a specified number of shares of our Common Stock following completion of the identified two-year performance cycle. The performance goal is separated into two independent performance factors based on (i) RTSR as measured against a designated peer group, and (ii) performance against an internal adjusted EBITDA metric for the two-year period ending December 31, 2020 with possible payouts ranging from 0% to 200% of the “target awards” for the two independent performance factors. LTPSU awards cliff vest with achievement of the performance goals and completion of the two-year service period. Settlement occurs with Common Stock within 20 business days of vesting. All LTPSU grants are made in the number of shares equal to the approved award dollar value divided by the closing price of our Common Stock on the NYSE on the date of grant. In determining whether performance goals for the LTPSU awards have been met, the Committee has the discretion to make equitable adjustments to account for events that significantly impact, positively or negatively, Team’s ability to achieve the established performance target, such as acquisitions or divestitures. The Compensation Committee may utilize the Company’s quarterly and annual reports filed with the SEC and earnings releases issued by the Company to take into account charges for restructuring, extraordinary, unusual or items not indicative of our core operating activities and discontinued operations, or the effect of significant acquisitions, which may be identified in earnings releases, on the face of the income statements or in the footnotes thereto, or in the Management’s Discussion and Analysis section of the Company’s Annual Report. The LTPSU peer group consists of the Team Peer Group.
2020 Long-Term Performance Stock Unit Award
Please see “Impact of the COVID-19 Global Pandemic on Compensation” above, for a discussion of the impact to the 2020 annual LTPSU awards.
CEO Compensation Arrangement
On January 16, 2018, the Company entered into an offer letter with Mr. Gatti to serve as CEO of the Company effective January 24, 2018. The Compensation Committee engaged Mercer to provide market and peer compensation data and recommendations on the structure and amount of all elements of the compensation package for the CEO.
Under the terms of the offer letter, Mr. Gatti’s base salary was set at $850,000, and he is eligible for an annual incentive bonus of 100% of his annual base salary with a maximum payout of 200% of annual base salary, depending on the achievement of performance criteria established by the Compensation Committee. The offer letter provided that Mr. Gatti be granted a 2018 long-term incentive opportunity valued at $1,050,000, consisting of (i) performance stock units with a grant date fair value of $650,000, with performance metrics measured over a two-year performance period, and (ii) time-based restricted stock units with a grant date fair value of $400,000, which vest ratably over a four-year period.
In addition, Mr. Gatti was awarded a one-time special restricted stock unit award consisting of 350,000 shares of Company common stock (the “Initial Award”). The Initial Award vests upon achievement of the following stock price milestones prior to the fifth anniversary of the date of grant (but in no event will any portion of the award vest prior to the first anniversary of the grant date), subject to Mr. Gatti’s continued employment with the Company through the date on which each applicable milestone is achieved:
    20% upon achievement of a Company stock price of $20
    20% upon achievement of a Company stock price of $25
    20% upon achievement of a Company stock price of $30
    20% upon achievement of a Company stock price of $35

    20% upon achievement of a Company stock price of $40
Any unvested performance stock units expire on the 5-year anniversary of the grant date. The Common Stock price milestone for the vesting of the first twenty percent (20%) installment (the “Initial Installment”) was met on May 31, 2018. The performance, time and employment criteria for the Initial Installment were met on January 24, 2019, resulting in the vesting of the award as to 70,000 shares of Common Stock. As of the date of this Proxy Statement, no additional stock price milestones have been met.
Mr. Gatti is eligible to receive additional equity grants as determined by the Compensation Committee in its sole discretion. Mr. Gatti will be eligible to participate in the Company’s severance policy (which includes customary non-compete and release requirements), as in effect from time to time. Upon a termination of Mr. Gatti’s employment without cause or for good reason, any then unvested service-based equity awards granted in 2018 or 2019 will vest, subject to Mr. Gatti’s execution and non-revocation of a release of claims and agreement of non-competition.
Special Retention Awards
On September 18, 2017, the Company entered into a retention agreement (the “Retention Agreement”) with Mr. Ott. The Retention Agreement provides for the grant of an award of 35,186 restricted stock units (“Retention RSUs”) that vested on September 18, 2019. Mr. Ott’s Retention RSUs is reported in the “Summary Compensation Table” table within fiscal year 2017’s stock awards. The Compensation Committee determined the retention award was desirable and in the interests of shareholders to encourage Mr. Ott to continue his employment with the Company and execute its strategy during the period of leadership transition.
Compensation Practices—Tax Considerations
In establishing total compensation for our senior executive officers, the Compensation Committee considers the accounting treatment and tax treatment of its compensation decisions, including Section 162(m) of the Code, which limits the deductibility of compensation paid to each covered employee. Generally, Section 162(m) of the Code prevents a company from receiving a corporate income tax deduction for annual compensation paid to the chief executive officer, the chief financial officer and the three other most highly compensated officers of a public corporation, and any individual classified as a covered employee in a prior year, in excess of $1 million. Prior to the enactment of the 2017 Tax Cut and Jobs Act (the “Tax Act”), Section 162(m) of the Code provided an exception to the income tax deduction limitation of annual compensation in excess of $1 million if that compensation was “performance-based.” One of the requirements of performance-based compensation for purposes of Section 162(m) of the Code was that the compensation be paid in accordance with a plan that has been approved by a company’s shareholders. Although the Compensation Committee takes the requirements of Section 162(m) into account in designing executive compensation, there may be circumstances when it is appropriate to pay compensation to our covered employees that does not qualify as “performance based compensation” and thus is not deductible by us for federal income tax purposes.
Pursuant to the Tax Act, subject to certain transition rules, for fiscal years beginning after December 31, 2017, the performance-based compensation exception to the deduction limitations under Section 162(m) of the Code will no longer be available. As a result, for fiscal years beginning after December 31, 2017, any compensation in excess of $1 million paid to our executive officers may not be deductible. The Compensation Committee believes that the potential deductibility of the compensation payable under the Company’s incentive compensation plans and arrangements should be only one of a number of relevant factors taken into consideration in establishing those plans and arrangements for our executive officers and not the sole governing factor. For that reason, for the 2019 fiscal year, the Compensation Committee structured the Company’s incentive compensation plans and arrangements in a manner similar to the 2018 and 2017 fiscal years, acknowledging that a portion of those compensation payments may not be deductible under Section 162(m) of the Code, in order to assure appropriate levels of total compensation for our executive officers based on the Company’s performance. The Compensation Committee plans to structure the Company’s 2020 incentive compensation plans in a similar manner to 2019.
Employment Agreements
None of the named executive officers have employee agreements, except for the arrangement under “CEO Compensation Arrangement” and “Special Retention Awards” discussed above. Please see “Executive Compensation and Other Matters—Senior Management Compensation and Benefit Continuation Policy” and “—Potential Payments Upon Termination or Change in Control,” for a discussion of severance and change of control benefits in accordance with our policies.

Retirement Plans
During 2019, we established a non-qualified, deferred compensation plan to certain key executives of the Company, including our Named Executive Officers. Under our Deferred Compensation Plan, certain key executives may defer from 10% to 100% of the compensation they receive in salary or under our annual cash bonus plan, consisting of up to 50% of their base annual pay and up to 100% of their annual cash bonus. The Deferred Compensation Plan provides an opportunity for individual retirement savings on a tax- and cost-effective basis on compensation above the Code limits provided under the 401(k) Plan. We match deferrals in the Deferred Compensation Plan at the same percentage as provided under the 401(k) Plan for amounts contributed over the Code limit, subject to a deferral cap of the base annual salary of the plan participant. Those matching contributions are described in footnote 2 to the “Nonqualified Deferred Compensation” table below. Amounts deferred under the Deferred Compensation Plan are generally paid upon a participant’s retirement or termination of employment. Distributions can occur earlier in the case of severe financial hardship or if the participant elected to receive his or her deferral on a fixed date prior to his or her termination or retirement. All of the investment options available under the Deferred Compensation Plan are also available under the 401(k) Plan. All investment gains and losses in a participant’s account under the Deferred Compensation Plan are entirely based upon the investment selections made by the participant. Team does not sponsor a supplemental executive retirement plan or a defined benefit pension plan for our Named Executive Officers.
We provided a defined benefit pension plan for certain employees in the United Kingdom, which is not available to our Board members or senior executives. We offer a defined contribution, or 401(k), plan to all of our employees based in the United States, including the Named Executive Officers, which provides an employer match of 50% of up to 6% of the employee’s contribution. Please see “Impact of the COVID-19 Global Pandemic on Compensation” above, for a discussion of the temporary changes made to our Deferred Compensation Plan and our 401(k) Plan.
Perquisites and Personal Benefits
We offer limited executive perquisites and personal benefits to our senior executive officers. We have provided a modest level of perquisites and personal benefits to our CEO in 2018 and 2019 that consisted of reimbursements of club dues and a one-time payment in 2018 of personal legal fees associated with legal fees relating to the onboarding of his employment with the Company, including the review of the terms and conditions of his employment with the Company. We offer medical benefits and life and disability insurance to all of our employees based in the United States, including the Named Executive Officers, on the same basis. Personal benefit and perquisite amounts are not considered annual salary for calculation of bonuses, deferred compensation purposes, or 401(k) contribution purposes.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The table below summarizes the total compensation paid or earned by the Named Executive Officers for the years ended December 31, 2019, 2018 and 2017. When setting total compensation for each of the Named Executive Officers, the Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (5)	Stock Awards ($) (6)		Non-Equity Incentive Plan Compensation ($) (7)	All Other Compensation ($) (8)	Total ($)
Amerino Gatti (1)	2019	$850,000	$113,900	$2,277,723		$455,600	$26,751	$3,723,974
Chief Executive Officer	2018	$778,077	$—	$5,608,369	(9)	$841,515	$33,185	$7,261,146

Susan M. Ball (2)	2019	$475,000	$47,101	$666,658		$188,404	$22,819	$1,399,982
Executive Vice President, Chief Financial Officer and Treasurer	2018	$27,404	$—	$240,013		$—	$50,000	$317,417

Jeffrey L. Ott (3)	2019	$486,301	$48,588	$666,122		$194,354	$19,143	$1,414,508
President, Product and Service Lines and Quest Integrity	2018	$475,200	$35,000	$564,128		$346,506	$20,353	$1,441,187
	2017	$469,949	$—	$1,013,475		$50,313	$38,708	$1,572,445

Grant D. Roscoe (4)	2019	$413,904	$34,170	$555,558		$136,680	$21,223	$1,161,535
President - Operations	2018	$169,539	$22,800	$420,078		$225,724	$9,997	$848,138

André C. Bouchard	2019	$409,041	$33,125	$496,311		$132,499	$20,304	$1,091,280
Executive Vice President, Chief Legal Officer and Secretary	2018	$400,050	$22,500	$419,036		$222,754	$19,591	$1,083,931
	2017	$390,425	$5,000	$453,011		$45,000	$20,582	$914,018

(1)	Effective January 24, 2018, Mr. Gatti was appointed CEO and a member of the Board of Directors.

(2)	Effective December 3, 2018, Ms. Ball was appointed Executive Vice President and CFO.

(3)
Effective July 2018, Mr. Ott was appointed President of Product and Service Lines and continues as President of Quest Integrity. Prior to July 2018, Mr. Ott was President of Mechanical Services (formerly TeamFurmanite) and Quest Integrity.

(4)	Effective July 2018, Mr. Roscoe was appointed as President of Operations.

(5)
In 2019, Ms. Ball and Messrs. Gatti, Ott, Roscoe and Bouchard were each awarded discretionary amounts of $47,101, $113,900, $48,588, $34,170 and $33,125, respectively, see “2019 Performance-Based Incentives Paid in Cash” in the Compensation Discussion and Analysis for a full discussion of the Committee’s analysis for use of its discretion for the award. In 2018, Messrs. Ott, Roscoe and Bouchard each were awarded discretionary amounts of $35,000, $22,800 and $22,500, respectively, under the Executive Bonus Plan relative to safety performance. In 2017, Mr. Bouchard was awarded discretionary amounts of $5,000 under the Executive Bonus Plan.

(6)
This column shows the aggregate grant date fair value of LTPSUs for fiscal year 2017, fiscal year 2018 and fiscal year 2019 and RSUs granted in the years shown. Generally, the aggregate grant date fair value is the amount that Team expects to expense for accounting purposes over the award’s vesting schedule and does not correspond to the actual value, if any, that the Named Executive Officers will realize from the award. In particular, the actual value of LTPSUs received is different from the amount shown because it depends on actual performance and the actual value of the shares at the time of vesting. In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), the aggregate grant date fair value of the LTPSUs is calculated based on the probable outcome of the performance conditions as of the grant date. However, for awards with market-based conditions granted in 2018 and 2019, specifically the RTSR goals described under “2018 Long-Term Performance Stock Unit Awards” and “2019 Long-Term Performance Stock Unit Awards” in the Compensation Discussion & Analysis, a Monte Carlo simulation is used to forecast possible outcomes and determine the fair value at the grant date. Such simulation assumed a two-year term. The assumptions for 2017 were a risk-free interest rate of 1.88%, Team stock price volatility of 39.3%, index volatility of 16.7% and volatilities for the peer group companies ranging from 23.5% to 45.9%. The assumptions for 2018 were a risk-free interest rate of 2.73%, Team stock price volatility of 53.2% and volatilities for the peer group companies ranging from 22.9% to 65.2%. The assumptions for 2019 were a risk-free interest rate of 2.26%, Team stock price volatility of 52.9% and volatilities for the Team Peer Group ranging from 23.3% to 71.9%.

See footnote 9 below for the assumptions used to value Mr. Gatti’s one-time special performance stock unit award. For a description of other assumptions made in calculating the grant date fair value of the stock awards in accordance with ASC 718, see Note 12 to the Company’s audited financial statements as filed in our 2019 Annual Report on Form 10-K. See the Grants of Plan-Based Awards Table for additional information on awards granted in 2019.

(7)
Represents the bonuses earned for fiscal 2019, 2018 and 2017 under our Executive Bonus Plan. The bonuses are paid subsequent to year end based on the final results for the fiscal year. This column excludes any discretionary portions, which are shown in the Bonus column.

(8)
Represents employer contributions for insurance, the 401(k) plan and the Deferred Compensation Plan (Mr. Ott elected not to participate in the Deferred Compensation Plan in 2019). For Mr. Gatti, the 2019 amount includes $7,344 in club dues, the 2018 amount includes $7,000 in club dues and $20,000 for legal fees relating to the onboarding of his employment with the Company, including the review of the terms and conditions of his employment. For Ms. Ball, the 2018 amount also includes a one-time relocation bonus of $50,000 to compensate for temporary housing and other moving expenses, in accordance with her offer of employment. For Mr. Ott, the 2017 amount also includes $18,276, representing a payout of previously accrued and unused vacation time in order to conform with certain Company vacation policies.

(9)
Includes $4,638,900 associated with a one-time special performance stock unit award consisting of 350,000 shares of Common Stock that vest upon the achievement of the following Common Stock price milestones prior to the fifth anniversary of the date of grant (i) 20% upon achievement of a Common Stock price of $20; (ii) 20% upon achievement of a Common Stock price of $25; (iii) 20% upon achievement of a Common Stock price of $30; (iv) 20% upon achievement of a Common Stock price of $35; and (v) 20% upon achievement of a Common Stock price of $40. The fair value of this award was determined based on a Monte Carlo simulation over a five-year term with assumptions of a risk free interest rate of 2.43% and Team stock price volatility of 43.4%. For additional information on this award, see “CEO Compensation Arrangement” in the Compensation Discussion and Analysis.

Grants of Plan-Based Awards
The following table sets forth additional information relating to equity and non-equity incentive plan awards granted to the Named Executive Officers during 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh.)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Amerino Gatti	—	$425,000	$850,000	$1,700,000	—	—	—	—	—	—	$—
	3/15/2019	$—	$—	$—	25,041	66,776	133,552	—	—	—	$1,457,720
	11/15/2019	$—	$—	$—	—	—	—	49,102	—	—	$820,003
Susan M. Ball	—	$175,750	$351,500	$703,000	—	—	—	—	—	—	$—
	3/15/2019	$—	$—	$—	7,329	19,544	39,088	—	—	—	$426,646
	11/15/2019	$—	$—	$—	—	—	—	14,372	—	—	$240,012
Jeffrey L. Ott	—	$181,300	$362,600	$725,200	—	—	—	—	—	—	$—
	3/15/2019	$—	$—	$—	6,719	17,916	35,832	—	—	—	$391,106
	11/15/2019	$—	$—	$—	—	—	—	16,468	—	—	$275,016
Grant D. Roscoe		$127,500	$255,000	$510,000	—	—	—	—	—	—	$—
	3/15/2019	$—	$—	$—	6,108	16,287	32,574	—	—	—	$355,542
	11/15/2019	$—	$—	$—	—	—	—	11,977	—	—	$200,016
André C. Bouchard	—	$123,600	$247,200	$494,400	—	—	—	—	—	—	$—
	3/15/2019	$—	$—	$—	5,091	13,573	27,146	—	—	—	$296,295
	11/15/2019	$—	$—	$—	—	—	—	11,977	—	—	$200,016

(1)
The Executive Bonus Plan objectives were as follows: for 2019, the performance goals established by the Compensation Committee under the Executive Bonus Plan were based on financial measures accounting for 80% of the goal and operational goals accounting for 20% of the goal. The performance measures adopted for Messrs. Gatti, Ball, Bouchard, Roscoe and Ott were based 60% on Adjusted EBITDA, 20% on free cash flow and 20% on safety performance. For the financial performance, achievement of the Adjusted EBITDA goal in a range of $80 million to $130 million, the threshold and maximum performance targets, respectively, with a target of $102 million, the free cash flow in a range of $30 million to $45 million, the threshold to maximum performance targets, respectively, with a target of $35 million. For the operational performance of safety, achievement of the safety goal is in a range of 0.30 to 0.20 TRIR, the threshold to maximum performance targets, respectively, with target of 0.26 TRIR. The Compensation Committee reviews financial and individual objectives in determining the actual bonus as reported in the “Summary Compensation Table.” Threshold represents the minimum level of performance for which payouts are authorized under the quantitative portion of our Executive Bonus Plan, although the minimum payout is zero. For Named Executive Officers, the Compensation Committee may use its discretion to award more or less than the threshold or target award regardless of whether the threshold financial or other targets are met. The actual amount of incentive bonus paid to each Named Executive Officer with respect to 2019 performance is reported under the Non-Equity Incentive Plan Compensation column in the “Summary Compensation Table,” except that any discretionary portion is reported in the Bonus column.

(2)
The Named Executive Officers were granted LTPSUs on March 15, 2019 that may convert into shares of Common Stock at the end of the two-year performance period based on achievement of specified performance goals. The performance goals are separated into two independent performance factors based on (i) RTSR as measured against the Team Peer Group, and (ii) performance against an internal adjusted EBITDA metric for the two-year period ending December 31, 2020, with possible payouts ranging from 0% to 200% of the “target awards” for the two independent performance factors. The number of LTPSUs shown in the threshold, target and maximum columns are calculated as follows: (i) threshold assumes that Team achieves the threshold performance level for the RTSR goal and the adjusted EBITDA performance goal, (ii) target assumes that Team achieves the target performance level for the RTSR goal and the adjusted EBITDA performance goal, and (iii) maximum assumes that Team achieves at or in excess of the maximum target performance level for the RTSR goal and the adjusted EBITDA performance goal. See the description under “2019 Long-Term Performance Stock Unit Awards” in the Compensation Discussion and Analysis for additional information.

(3)
These amounts reflect our accounting value for these awards and do not correspond to the actual value, if any, that may be received by the Named Executive Officers for these awards. For awards with market-based conditions granted in 2019, specifically the RTSR goal described under “2019 Long-Term Performance Stock Unit Awards” in the Compensation Discussion and Analysis, a Monte Carlo simulation is used to forecast possible outcomes and determine the fair value at the grant date. Such simulation assumed a two-year term, a risk-free interest rate of 2.26%, Team stock price volatility of 52.9% and volatilities for the Team Peer Group ranging from 23.3% to 71.9%. For a description of the other assumptions made in calculating the grant date fair value of the stock awards granted during 2019 in accordance with ASC 718, see Note 12 to the Company’s audited financial statements as filed in our 2019 Annual Report on Form 10-K.

Outstanding Equity Awards at 2019 Year-End
The following table summarizes the equity awards we have made to our Named Executive Officers which are outstanding as of December 31, 2019. None of the Named Executive Officers have options outstanding.

	STOCK AWARDS
	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (10)
Name
Amerino Gatti	1/24/2018	—		$—	280,000	(6)	$4,471,600
	3/21/2018	—		$—	37,428	(7)	$597,725
	11/15/2018	16,658	(3)	$266,028	—		$—
	3/15/2019	—		$—	66,776	(9)	$1,066,413
	11/15/2019	49,102	(5)	$784,159	—		$—
Susan M. Ball	12/14/2018	11,874	(4)	$189,628	—		$—
	3/15/2019	—		$—	19,544	(9)	$312,118
	11/15/2019	14,372	(5)	$229,521	—		$—
Jeffrey L. Ott	11/15/2016	2,102	(1)	$33,569	—		$—
	11/15/2017	7,903	(2)	$126,211	—		$—
	3/21/2018	—		$—	19,002	(7)	$303,462
	11/15/2018	11,453	(3)	$182,904	—		$—
	3/15/2019	—		$—	17,916	(9)	$286,119
	11/15/2019	16,468	(5)	$262,994	—		$—
Grant D. Roscoe	7/31/2018	—		$—	9,389	(8)	$149,942
	11/15/2018	8,329	(3)	$133,014	—		$—
	3/15/2019	—		$—	16,287	(9)	$260,103
	11/15/2019	11,977	(5)	$191,273	—		$—
André C. Bouchard	11/15/2016	1,529	(1)	$24,418	—		$—
	11/15/2017	7,663	(2)	$122,378	—		$—
	3/21/2018	—		$—	14,396	(7)	$229,904
	11/15/2018	8,329	(3)	$133,014	—		$—
	3/15/2019	—		$—	13,573	(9)	$216,761
	11/15/2019	11,977	(5)	$191,273	—		$—

(1)	Restricted stock unit award on November 15, 2016 that vests at the rate of 25% per year, beginning November 15, 2017. See “Long-Term Incentive Awards” for a full description of the awards.

(2)	Restricted stock unit award on November 15, 2017 that vests at the rate of 25% per year, beginning November 15, 2018. See “Long-Term Incentive Awards” for a full description of the awards.

(3)	Restricted stock unit award on November 15, 2018 that vests at the rate of 25% per year, beginning November 15, 2019. See “Long-Term Incentive Awards” for a full description of the awards.

(4)	Restricted stock unit award on December 14, 2018 that vests at the rate of 25% per year, beginning December 14, 2019. See “Long-Term Incentive Awards” for a full description of the awards.

(5)	Restricted stock unit award on November 15, 2019 that vests at the rate of 25% per year, beginning November 15, 2020. See “Long-Term Incentive Awards” for a full description of the awards.

(6)
One-time special performance stock unit award of Common Stock that vest upon the achievement of the following stock price milestones prior to the fifth anniversary of the date of grant (i) 20% upon achievement of a Common Stock price of $25; (ii) 20% upon achievement of a Common Stock price of $30; (iii) 20% upon achievement of a Common Stock price of $35; and (iv) 20% upon achievement of a Common Stock price of $40. For additional information see “CEO Compensation Arrangement” within the Compensation Discussion and Analysis.

(7)
LTPSUs awarded on March 21, 2018 shown at target level, cliff vest with achievement of two-year performance goals and completion of the two-year identified service period. These awards were vested on March 15, 2020 as described within the “2018 Long-Term Performance Stock Unit Awards” within the Compensation Discussion and Analysis.

(8)
LTPSUs awarded on July 31, 2018 shown at target level, cliff vest with achievement of two-year performance goals and completion of the two-year identified service period. These awards were vested on March 15, 2020 as described within the “2018 Long-Term Performance Stock Unit Awards” within the Compensation Discussion and Analysis.

(9)	LTPSUs awarded on March 15, 2019 shown at target level, cliff vest with achievement of two-year performance goals and completion of the two-year identified service period.

(10)	Market value of Team Common Stock calculated based on the December 31, 2019 close price of $15.97, the last trading day of 2019.

Option Exercises and Stock Vested in 2019
The following table sets forth information, for the Named Executive Officers, on (1) stock options exercised during 2019, including the number of shares acquired on exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Amerino Gatti	—	$—	75,552	$1,135,718
Susan M. Ball	—	$—	3,958	$64,436
Jeffrey L. Ott	—	$—	46,488	$816,529
Grant D. Roscoe	—	$—	2,776	$46,359
André C. Bouchard	—	$—	9,568	$161,261

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2019, with respect to our equity compensation plans previously approved by our shareholders and equity compensation plans not previously approved by our shareholders.

	Equity Compensation Plans
Plan Category	Number of securities to be issued upon exercise of outstanding options and vesting of outstanding stock awards(a) (1)	Weighted-average exercise price of outstanding options and vesting of outstanding stock awards(b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by shareholders	1,949,121	$0.88	(2)	985,432	(3)
Equity compensation plans not approved by shareholders	N/A	N/A		N/A
Total	1,949,121	$0.88		985,432

(1)
For purposes of the table above, includes performance-based stock units outstanding at December 31, 2019 at the maximum performance level of 1.1 million. Assuming the target performance level of 0.4 million for these performance-based stock units, the total number of securities issuable upon exercise or vesting of outstanding stock awards is 1.5 million. The actual number of shares to be issued for performance-based stock units, if any, is dependent upon the level of performance achieved. Also, on March 15, 2020, 0.2 million performance units outstanding at December 31, 2019 vested under the 2018 Long-Term Performance Stock Unit Awards. The number of units that were not vested, which was the maximum that could have been earned less the payout amounts, became available for future grants of awards under the 2018 Plan.

(2)
The weighted-average exercise price shown above includes RSUs, which have no exercise price. Excluding the impact of RSUs, the outstanding stock options had a weighted-average exercise price of $32.55 per share.

(3)
Represents amounts available to grant as of December 31, 2019 under Team’s 2018 Equity Incentive Plan, approved by shareholders in May 2018 and amended and approved by our shareholders in May 2019, which replaced our previous equity compensation plans. Also, on March 15, 2020, 0.2 million performance units outstanding at December 31, 2019 were vested under the 2018 Long-Term Performance Stock Unit Awards. The number of units that were not vested, which was the maximum that could have been earned less the payout amounts, became available for future grants of awards under the 2018 Plan.

Nonqualified Deferred Compensation for Fiscal Year 2019
Under our Deferred Compensation Plan, certain key executives, including the Named Executive Officers may defer from 10% to 100% of the compensation they receive in salary or under our annual cash bonus plan, consisting of up to 50% of their base annual pay and up to 100% of their annual cash bonus. In 2019, we matched deferrals in the deferred compensation plan at the same percentage as provided under the 401(k) Plan for amounts contributed over the Code limit, subject to a deferral cap of the base annual salary of the plan participant. Amounts deferred under the Deferred Compensation Plan are generally paid upon a participant’s retirement or termination of employment. Distributions can occur earlier in the case of severe financial hardship or if the participant elected to receive his or her deferral on a fixed date prior to his or her termination or retirement.
All of the investment options available under the Deferred Compensation Plan are also available under the Company’s 401(k) plan. All investment gains and losses in a participant’s account under the Deferred Compensation Plan are entirely based upon the investment selections made by the participant.
The following table shows the executive contributions, earnings and account balances for the Named Executive Officers in the Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($) (1)	Company Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($) (4)
Amerino Gatti	$122,596	$3,678	$7,779	$—	$134,053

Susan M. Ball	$137,019	$4,111	$6,903	$—	$148,033

Jeffrey L. Ott (5)	$—	$—	$—	$—	$—

Grant D. Roscoe	$29,423	$883	$1,840	$—	$32,146

André C. Bouchard	$11,885	$356	$805	$—	$13,046

(1)	The amounts reported in the “Executive Contributions in Last FY” column represent contributions made or deferrals elected by the NEO during the fiscal year.

(2)
The amounts reported in the “Company Contributions in Last FY” column represent the Company’s contributions to each NEO’s Deferred Compensation Plan accounts which are also reported as part of 2019 “All Other Compensation” in the Summary Compensation Table.

(3)
The amounts reported in the “Aggregate Earnings in Last FY” column represent the aggregate earnings to each NEO’s Deferred Compensation Plan accounts which are also reported as part of 2019 “All Other Compensation” in the Summary Compensation Table.

(4)	The amounts reporting in the “Aggregate Balance at Last FYE” column represent balances from the Deferred Compensation Plan for each NEO as of December 31, 2019.

(5)	Mr. Ott elected not to participate in the Deferred Compensation Plan in 2019.

Senior Management Compensation and Benefit Continuation Policy
Our Board adopted a Senior Management Compensation and Benefits Continuation Policy (the “Executive Severance Policy”) that recognizes the leadership roles that are critical to our success and provides our executive management with reasonable assurances of continued compensation in the event of certain separations from the Company for reasons other than “for cause.”
The Executive Severance Policy provides generally that upon (i) involuntary termination by the Company without cause and (ii) employee voluntary termination for good reason, the terminated executive would receive:

•
a continued salary for a stated period (18 months for the CEO and 15 months for Presidents and Executive Vice Presidents), a portion of which may be paid in a single lump sum if necessary to satisfy exception requirements of Section 409A of the Code;

•	a single lump sum payment ($19,000 for the CEO, $15,500 for Presidents and Executive Vice Presidents) to compensate the executives for health and welfare benefits; and

•	access to outplacement assistance paid by the Company for six months.
In exchange for such benefits, the executive must enter into a general release agreement and one-year non-competition agreement with the Company. If the employee breaches the non-competition agreement prior to its expiration, the Company has the right to suspend all subsequent severance payments and to seek restitution for payments already made.

Severance benefits are also triggered when an involuntary termination without cause or voluntary termination for good reason occurs within 90 days before or within 360 days after a change of control. In such event, the terminated executive would generally receive:

•	a supplemental single lump sum salary payment equivalent to 36 months for the CEO, 30 months for Presidents and Executive Vice Presidents, payable on the 91st day following termination;

•
a supplemental single sum compensation payment representing annual bonus opportunities, calculated as the higher of the most recent year’s paid bonus or the average bonus paid for the last three years (three times annual bonus opportunity for the CEO, two and one-half times annual bonus opportunity for Presidents and Executive Vice Presidents), payable on the 91st day following termination;

•
a single lump sum payment ($66,000 for the CEO, $55,000 for Presidents and Executive Vice Presidents) to compensate the executives for health and welfare benefits payable on the 91st day following termination; and

•	access to outplacement assistance paid by the Company for six months.
These enhanced severance benefits are generally payable 91 days after termination from employment and are only available where both a change in control and an involuntary separation without cause or a voluntary separation for good reason occur. In exchange for such benefits, the executive must enter into a general release and six-month non-competition agreement with the Company. For purposes of the Executive Severance Policy, the following definitions apply:
A “change in control” is any “change in control event” referred to in Treasury Regulation Section 1.409A-3(i)(5)(i).
A “voluntary separation for good reason” means the termination of employment by the executive upon the occurrence of any of the following events without the consent of the executive:

•	a material diminution in the base compensation of the executive;

•	a material change in geographic work location for an executive to a location more than 50 miles from the executive’s current work location; or

•
a material diminution in the executive’s authorities, duties or responsibilities, and position within the leadership team; provided, however, that a “voluntary separation for good reason” shall not be considered to occur solely because an executive’s authorities, duties or responsibilities, and position are reallocated to other senior executives based on a good faith determination by the Board that such reallocation is necessary in order for the Company to adequately address material growth and/or expansion of the business.

An “involuntary termination of employment without cause” means a termination from employment that is not the result of:

•	a good faith determination by the Board that the executive knowingly committed material acts involving fraud, dishonesty or violations of criminal or other statutes; or

•	a good faith determination by the Board that the executive knowingly violated the Company’s Code of Business Conduct and Ethics.
The Board administers this policy consistent with Section 409A of the Code and makes the final good faith determination on whether or not an involuntary termination is for cause or without cause; whether or not a voluntary termination is for good reason; and whether or not a change of control event has occurred and is objectively determinable.
Potential Payments Upon Termination or Change of Control
As discussed above under “Senior Management Compensation and Benefit Continuation Policy,” the Board adopted a policy that recognizes the leadership roles that are critical to our success and provides our executive management with reasonable assurances of compensation in the event of a separation from the Company for any reason other than “for cause.” Based on the terms of the Executive Severance Policy, the amount of compensation payable to each Named Executive Officer in each situation is listed below. The following information assumes the involuntary termination by the Company without cause, the voluntary termination by the employee for good reason or the change of control termination of the Named Executive Officer occurred on December 31, 2019.

Amerino Gatti: Benefits Payable Upon Termination as of 12/31/19	Salary	Incentive Bonus	Outstanding Unvested Equity Awards (1)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause	$1,275,000	$—	$1,050,187	$19,000	$2,344,187
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$2,550,000	$2,116,523	$7,185,925	$66,000	$11,918,448

Susan M. Ball: Benefits Payable Upon Termination as of 12/31/19	Salary	Incentive Bonus	Outstanding Unvested Equity Awards (1)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$593,750	$—	$—	$15,500	$609,250
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$1,187,500	$588,763	$731,266	$55,000	$2,562,529

Jeffrey L. Ott: Benefits Payable Upon Termination as of 12/31/19	Salary	Incentive Bonus	Outstanding Unvested Equity Awards (1)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$612,500	$—	$—	$15,500	$628,000
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$1,225,000	$607,355	$1,195,259	$55,000	$3,082,614

Grant D. Roscoe: Benefits Payable Upon Termination as of 12/31/19	Salary	Incentive Bonus	Outstanding Unvested Equity Awards (1)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$531,250	$—	$—	$15,500	$546,750
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$1,062,500	$524,218	$734,333	$55,000	$2,376,051

André C. Bouchard: Benefits Payable Upon Termination as of 12/31/19	Salary	Incentive Bonus	Outstanding Unvested Equity Awards (1)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$515,000	$—	$—	$15,500	$530,500
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$1,030,000	$414,060	$917,748	$55,000	$2,416,808
_____________________

(1)
All options and restricted stock units vest upon a change in control. These amounts represent the net realizable value of the unvested restricted stock units at December 31, 2019. These amounts are calculated assuming the restricted stock units vest at the December 31, 2019 close price of $15.97, the last trading day of 2019.

CEO PAY RATIO
2019 CEO Pay Ratio Information
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K, we are providing the following information with respect to our last completed fiscal year. The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For our 2019 fiscal year:

•
The median employee’s compensation was $73,895, calculated using the same methodology that we used to determine the annual total compensation of our Named Executive Officers as reported in the Summary Compensation Table;

•
The annual total compensation of our CEO for purposes of the CEO pay ratio calculation was $3,723,974 which represents the amount of Mr. Gatti’s total compensation reported in the Summary Compensation Table for 2019; and

•	The ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 50 to 1.
Identification of the Median Employee
Per Item 402(u) of Regulation S-K, a registrant is required to identify its median employee only once every three years provided that there has been no change in its employee population or employee compensation arrangements that it reasonably believes would result in a significant change to its pay ratio disclosure. As we did not have any significant changes in the employee population or compensation arrangements, the median employee for the 2019 fiscal year CEO Pay Ratio calculation was the same employee identified for the 2017 and 2018 fiscal year CEO Pay Ratio calculation. We will redetermine the median employee for our calculation of the CEO Pay Ratio for the 2020 fiscal year. We identified our median employee for the 2017 fiscal year by using the following methodology, assumptions, adjustments and estimates, as permitted by Item 402(u) of Regulation S-K:

•
We selected December 31, 2017 as the date upon which we would identify our median employee. From our tax and payroll records, we compiled a list of all full-time, part-time, temporary and seasonal employees who were employed on that date, including employees working both within and outside of the United States, but excluding the CEO. For purposes of this calculation, as of December 31, 2017 we had approximately 8,300 employees, including approximately 2,100 employees outside the United States. These totals include certain seasonal pay groups that we typically do not include when publicly reporting our total number of employees.

•
Item 402(u) of Regulation S-K permits us to exclude up to 5% of our total employees who are non-United States employees, provided that if any non-United States employees in a particular jurisdiction are excluded, we must exclude all non-United States employees in that jurisdiction. As permitted, we excluded approximately 70 employees in Trinidad, 60 employees in New Zealand, 53 employees in Malaysia, 47 employees in France, 41 employees in Belgium, 31 employees in Norway, 15 employees in Mexico, 13 employees in Brazil, 12 employees in Germany, 7 employees in the United Arab Emirates, 4 employees in Denmark and 1 employee each in Saudi Arabia and Sweden.

•
We used total cash compensation plus share-based compensation during the 2017 fiscal year as reported in our payroll records as a consistently applied compensation measure to identify our median employee from the remaining employees on the list. For this purpose, we define total cash compensation as the sum of base wages plus bonuses paid in cash during the fiscal year. We define share-based compensation as the value realized from the vesting or exercise of share-based awards, calculated using the most recent closing price of our common stock as of the vesting or exercise date. We elected to annualize the total compensation of any permanent employees who were employed for less than the full 2017 fiscal year.

Once our median employee was identified in the manner described above, we calculated the annual total compensation of the median employee using the same methodology that we used to determine the annual total compensation of our Named Executive Officers, as reported in the Summary Compensation Table.
Other Computational Notes Regarding The CEO Pay Ratio
It should be noted that the pay ratio disclosure rules of Item 402(u) of Regulation S-K provide reporting companies with a great deal of flexibility in determining the methodology used to identify the median employee, to calculate the median employee’s annual total compensation and to estimate the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all other employees. As such, our methodology may differ materially from the methodology used by other companies to prepare their pay ratio disclosures, which may contribute to a lack of comparability between our pay ratio and the pay ratio reported by other companies, including those within our industry.

HOLDINGS OF MAJOR SHAREHOLDERS, OFFICERS AND DIRECTORS
The following table sets forth certain information regarding the beneficial ownership of our Common Stock (our only class of voting securities) as of April 1, 2020 of (a) each person known by us to be the beneficial owner of more than 5% of the outstanding Common Stock, (b) each director or nominee for director, (c) the Named Executive Officers and (d) all senior executive officers and directors as a group. The information shown assumes the exercise by each person (or all directors and officers as a group) of the stock options owned by such person that are exercisable within 60 days of April 1, 2020. Unless otherwise indicated, the address of each person named below is the address of the Company at 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Outstanding Common Stock
Amerino Gatti	92,383		*
Susan M. Ball	9,494		*
Jeffrey L. Ott	355,341		1.2%
Grant D. Roscoe	7,813		*
André C. Bouchard	49,717		*
Louis A. Waters	182,665		*
Jeffery G. Davis	30,983		*
Brian K. Ferraioli	9,585		*
Sylvia J. Kerrigan	15,064		*
Emmett J. Lescroart	45,908		*
Michael A. Lucas	16,845		*
Craig L. Martin	29,585		*
Gary G. Yesavage	34,521		*
Robert C. Skaggs, Jr	2,000		*
All directors, nominees and executive officers as a group (17 persons)	908,745	(2)	3.0%
Ariel Investments, LLC	1,475,060	(3)	4.8%
BlackRock, Inc.	4,813,145	(4)	15.7%
Dimensional Fund Advisors LP	2,331,863	(5)	7.6%
Invesco Ltd.	1,451,839	(6)	4.7%
Mario J. Gabelli Et Al.	2,479,933	(7)	8.1%
Vanguard Group, Inc.	3,152,716	(8)	10.3%
T. Rowe Price Associates, INC	2,784,166	(9)	9.1%
Aristotle Capital Boston, LLC	2,270,055	(10)	7.4%
______________
 * Less than 1% of outstanding Common Stock.

(1)
The information as to beneficial ownership of Common Stock has been furnished, respectively, by the persons and entities listed, except as indicated below. Each individual or entity has sole power to vote and dispose of all shares listed opposite his, her or its name except as indicated below.

(2)	Includes 15,841 shares held in an employee benefit plan.

(3)
As reported on Amendment No. 8 to Schedule 13G filed with the SEC on February 14, 2019 by Ariel Investments, LLC. (“Ariel”), 200 E. Randolph Street, Suite 2900, Chicago IL 60601. According to such Schedule 13G, Ariel has sole voting power with respect to 1,246,819 shares and sole dispositive power with respect to 1,475,060 shares.

(4)
As reported on Amendment No. 11 to Schedule 13G filed with the SEC on February 4, 2020 by BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, NY 10055. According to such Schedule 13G, BlackRock has sole voting power with respect to 4,737,728 shares and sole dispositive power with respect to 4,813,145 shares.

(5)
As reported on Amendment No. 2 to Schedule 13G filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP (“Dimensional”), Building One, 6300 Bee Cave Road, Austin, TX 78746. According to such Schedule 13G, Dimensional has sole voting power with respect to 2,241,337 shares and sole dispositive power with respect to 2,331,863 shares.

(6)
As reported on Amendment No. 1 to Schedule 13G filed with the SEC on February 1, 2019 by Invesco Ltd. (“Invesco”), 1555 Peachtree Street NE, Suite 1800, Atlanta GA 30309. According such Schedule 13G, Invesco has sole voting power with respect to 1,432,024 shares and sole dispositive power with respect to 1,451,839 shares.

(7)
As reported on Amendment No. 3 to Schedule 13D filed with the SEC on September 14, 2018 by Mario J. Gabelli (“Mario Gabelli”), One Corporate Center, Rye, New York 10580, and certain entities that he directly or indirectly controls or acts as chief investment officer: GAMCO Asset Management, Inc. (“GAMCO”), Gabelli Funds, LLC (“Gabelli Funds”), and Teton Advisers, Inc. (“Teton Advisers”), each having a business address of One Corporate Center, Rye, New York 10580. The total shares owned includes certain shares that could be issuable upon the conversion of convertible senior notes in addition to common stock holdings. Gabelli Funds and Teton Advisers include 161,656 shares and 13,456 shares, respectively, that may be issued upon the conversion of convertible senior notes. According to such Schedule 13D, Gabelli Funds has sole voting power and sole dispositive power with respect to 561,656 shares; GAMCO has sole voting power with respect to 1,503,517 shares and sole dispositive power with respect to 1,595,517 shares; Teton Advisers has sole voting power and sole dispositive power with respect to 304,055 shares; and Mario Gabelli has sole voting power and sole dispositive power with respect to 18,705 shares.

(8)
As reported on Amendment No. 6 to Schedule 13G filed with the SEC on February 12, 2020 by The Vanguard Group (“Vanguard”), 100 Vanguard Blvd., Malvern, PA 19355. According to such Schedule 13G, Vanguard has sole voting power with respect to 28,546 shares, shared voting power with respect to 3,729 shares, sole dispositive power of 3,124,418 shares and shared dispositive power with respect to 28,298 shares.

(9)
As reported on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2020 by T. Rowe Price Associates, INC (“T. Rowe Price”), 100 E. Pratt Street, Baltimore, MD 21202. According such Schedule 13G, T. Rowe Price has sole voting power with respect to 565,009 shares and sole dispositive power with respect to 2,784,166 shares.

(10)
As reported on Schedule 13G filed with the SEC on February 14, 2020 by Aristotle Capitol Boston, LLC (“Aristotle”), One Federal Street, 36th Floor, Boston, MA 02110. According such Schedule 13G, Aristotle has sole voting power with respect to 1,643,305 shares and sole dispositive power with respect to 2,270,055 shares.

We do not know of any arrangement that may at a subsequent date result in a change of control of the Company.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during 2019, with the exception of two Form 4 filings for executive officers and eight Form 4 filings for our non-employee directors, we believe that, during 2019, all filings with the SEC by our senior executive officers and directors subject to the reporting requirements and each beneficial owner of more than ten percent (10%) of our Common Stock complied with requirements for reporting ownership and changes in ownership of Team’s Common Stock in accordance with Section 16(a) of the Exchange Act. Two Form 4 filing for Mr. Ott and Mr. Bouchard reporting the vesting of previously granted Restricted Stock Units were filed after the required filing deadline. Eight Form 4 filings for our non-employee directors (excluding Mr. Skaggs) reporting their stock awards in May 2019 were filed after the required filing deadline.
TRANSACTIONS WITH RELATED PERSONS
The Board reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As matters come up, we rely on our corporate legal counsel to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based upon the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our Proxy Statement.
The Company maintains policies and procedures for the review, approval or ratification of certain transactions between directors or members of their immediate families and the Company. Our policy, contained in our Code of Business Conduct and Ethics, our Governance Principles and the Charter of the Corporate Governance and Nominating Committee, requires that any transaction in which a director or executive officer (or an immediate family member) has an interest that is in conflict or potential conflict with the interests of the Company shall be prohibited, unless unanimously approved by the Corporate Governance and Nominating Committee and the full Board.

AUDIT COMMITTEE REPORT
The Audit Committee consists of the four members of our Board identified below. Each Audit Committee member is independent, as defined by the applicable listing requirements of the NYSE. In addition, our Board of directors has determined that Messrs. Ferraioli and Lucas, as defined by SEC rules, are both independent and audit committee financial experts. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board. The Audit Committee is solely responsible for the appointment and compensation of Team’s independent registered public accounting firm.
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2019 with senior management and has discussed with KPMG LLP (“KPMG”), the independent auditors for Team, the matters required to be discussed with the committee under standards of the Public Company Accounting Oversight Board (United States), including Auditing Standard No. 1301, “Communications with Audit Committees” and the SEC.
The Audit Committee has also received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and has discussed KPMG’s independence from Team and its management with KPMG.
The Board has adopted a written charter for the Audit Committee, a copy of which is posted on our website at www.teaminc.com on the “Investors” page under “Governance.”
The Audit Committee has discussed with our internal auditors and KPMG the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and KPMG, with and without representatives of management, to discuss the results of their examinations, the evaluations of Team’s internal controls and the overall quality of Team’s accounting principles.
In performing all of these functions, the Audit Committee acts in an oversight capacity and necessarily relies on the work and assurances of Team’s management and KPMG which, in its report, expresses an opinion on whether or not Team’s annual financial statements conform, in all material respects, with accounting principles generally accepted in the United States and on the effectiveness of Team’s internal control over financial reporting. In reliance on the opinions and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.
Audit Committee
Brian K. Ferraioli, Chairman
Jeffery G. Davis
Michael A. Lucas
Sylvia J. Kerrigan

INFORMATION ON INDEPENDENT PUBLIC ACCOUNTANTS
A representative of KPMG is expected to attend the Annual Meeting with the opportunity to make a statement if such representative desires to do so and to respond to appropriate questions presented at the meeting.
Principal Accountant Fees and Services
The following table sets forth the fees billed by KPMG for the years ended December 31, 2019 and 2018.

	2019	2018
Audit Fees	$2,939,498	$2,735,378
Audit-Related Fees	—	—
Tax Fees	—	52,032
All Other Fees	—	—
Total	$2,939,498	$2,787,410
The Audit Committee’s charter provides for review and pre-approval by the Audit Committee of all audit services, permissible non-audit services and related fees conducted by our independent auditor. The Audit Committee meets annually to approve audit and tax fees for the ensuing year. The Audit Committee has authorized the Chairman of the Audit Committee to engage KPMG on non-audit matters not exceeding $100,000; provided that KPMG is more efficient or uniquely qualified to perform the work for which it is engaged and that such engagement is reported to the full Audit Committee in a timely manner. All of the fees and services described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” were approved by the Audit Committee and the Audit Committee concluded that the provision of such services by KPMG did not impact KPMG’s independence in the conduct of their auditing functions.
Under its charter, the Audit Committee has the duty and responsibility for ensuring the rotation of audit partners as required by law as well as periodically evaluating whether to rotate our independent auditors.
ANNUAL REPORT ON FORM 10-K
The Company will send, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2019, including the consolidated financial statements, as filed with the SEC, to any person whose proxy is being solicited, upon written request to Team, Inc., Attention: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478.
DELIVERY OF PROXY MATERIALS TO SHAREHOLDERS SHARING AN ADDRESS
To reduce the expenses of delivering duplicate proxy materials and to help the environment by conserving natural resources, we may take advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to shareholders who share an address, unless otherwise requested. If you share an address with another shareholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by contacting us at Team, Inc., Attention: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478 or (281) 331-6154. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING
Proxy Statement Proposals-A shareholder who wishes to present a proposal for inclusion in next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act must deliver the proposal to our principal executive offices no later than the close of business on December 10, 2020.  Submissions should comply with the requirements of Rule 14a-8. Submissions of shareholder proposals received after that date will be considered untimely for inclusion in the Proxy Statement and form of proxy for our 2020 Annual Meeting. Shareholder proposals submitted other than in accordance with Rule 14a-8 are considered untimely, and management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the 2021 Annual Meeting, without any discussion in the Proxy Statement.
Other Proposals and Nominations-Our Bylaws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in our proxy statement for that meeting. Our Bylaws require that a shareholder’s proposal, to be considered timely noticed, must be received by the Corporate Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days before the one-year anniversary of the date that the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. As a result, proposals submitted for our 2021 Annual Meeting in accordance with the provisions of our Bylaws must be received no earlier than December 10, 2020, and no later than the close of business on January 9, 2021, and must otherwise comply with the requirements of our Bylaws.
As set forth in our Bylaws, such shareholder’s notice shall set forth: (A) as to each person whom the shareholder proposes to nominate for election as a Director, (1) all information as may be required by the Company pursuant to any policy of the Company governing the selection of Directors; and (2) such person’s written consent to being named as a nominee and to serving as a Director if elected; and (3) information as to any material relationships, including financial transactions and compensation, between the shareholder and the proposed nominee(s); and (B) as to any business the shareholder proposes to bring before the meeting, (1) a brief description of such business; (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment); (3) the reasons for conducting such business at the meeting; and (4) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal or nomination is made; and (C) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal or nomination is made, (1) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner; (2) the class and number of shares of the Company that are owned beneficially and held of record by such shareholder and such beneficial owner; (3) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and (4) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding shares of capital stock required to approve or adopt the proposal or elect the nominee; and/or (y) otherwise to solicit proxies from shareholders in support of such proposal or nomination; and (5) a disclosure of all ownership interests, including derivatives, hedged positions and other economic and voting interests.
These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.
A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice bylaw provisions, subject to applicable rules of the SEC.
All notices of proposals, whether or not to be included in our proxy materials, should be sent to our principal executive offices at Team, Inc., Attention: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478.
You should rely only on the information contained (or incorporated by reference) in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated April 9, 2020. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement).
Our 2019 Annual Report and this Proxy Statement are available at www.investorvote.com/TISI in accordance with the SEC’s “notice and access” regulations. The 2019 Annual Report does not constitute any part of the proxy solicitation material.

OTHER BUSINESS
Management does not intend to bring any business before the Annual Meeting other than the matters referred to in the Notice of Annual Meeting of Shareholders and at this date has not been informed of any matters that may be presented at the Annual Meeting by others. If, however, any other matters properly come before the Annual Meeting, it is intended that the persons named in the enclosed proxy will vote, pursuant to the proxy, in accordance with their best judgment on such matters.
André C. Bouchard
Executive Vice President, Chief Legal Officer & Secretary
April 9, 2020

Your vote matters - here’s how to vote! You may vote online or by phone instead of mailing this card.
Online Go to www.investorvote.com/TISI or scan the QR code - login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
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Annual Meeting Proxy Card

A		Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3 (including each subpart thereof):

1. Election of four (4) nominees named in the Proxy Statement as Class I directors to serve a three-year term
	For	Withhold				For	Withhold		For	Withhold
01 - Louis A. Waters, Lead Director	☐	☐	02 - Gary G. Yesavage, Director			☐	☐	03 - Jeffery G. Davis, Director	☐	☐

	For	Withhold
04 - Robert C. Skaggs, Jr, Director	☐	☐

			For	Against	Abstain				For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020			☐	☐	☐	3. Advisory vote on Named Executive Officer compensation			☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign your name exactly as it appears on this proxy. When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

The 2020 Annual Meeting of Shareholders of Team, Inc. will be held on May 21, 2020 at 3:00pm CDT, virtually via the internet at www.meetingcenter.io/288469889.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is — TISI2020.

IMPORTANT ANNUAL MEETING INFORMATION
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MAY 21, 2020 ANNUAL MEETING OF SHAREHOLDERS. THE COMPANY’S PROXY STATEMENT AND FORM 10-K ARE AVAILABLE AT:

www.investorvote.com/TISI

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REVOCABLE PROXY — TEAM, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS -
MAY 21, 2020

The undersigned hereby appoints André C. Bouchard and Matthew Acosta and each of them, with full power of substitution and ratification, attorney and proxy of the undersigned to vote all shares of Team, Inc. which the undersigned is entitled to vote at Team, Inc.'s 2020 Annual Meeting of Shareholders which will be held on May 21, 2020 at 3:00 p.m. (Central Time), via live webcast at www.meetingcenter.io/288469889, and any adjournment or postponement thereof.
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Mark here if you no longer wish to receive paper annual meeting materials and instead view them online.	☐	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

Appendix A
The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per diluted share, earnings before interest and taxes (“EBIT”); adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and free cash flow to supplement financial information presented on a GAAP basis. Adjusted net income (loss) and adjusted net income (loss) per diluted share, each as defined by the Company, exclude the following items from net income (loss): costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation and non-routine legal costs and settlements, professional fees for acquired business integration, gains (losses) on the revaluation of contingent consideration, restructuring and other related charges (credits), executive severance/transition costs, non-capitalized Enterprise Resource Planning (“ERP”) implementation costs, gains (losses) on our convertible debt embedded derivative, and certain other items that management does not believe are indicative of core operating activities and the related income tax impacts. We also exclude the income tax impacts of certain special income tax items including the effects of certain tax legislation changes. The identification of these special tax items is judgmental in nature, and their calculation is based on various assumptions and estimates. EBIT, as defined by the Company, excludes income tax expense (benefit), interest charges and items of other (income) expense and therefore is equal to operating income (loss) reported in accordance with GAAP. Adjusted EBIT further excludes the following items: costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation and non-routine legal costs and settlements, professional fees for acquired business integration, gains (losses) on the revaluation of contingent consideration, restructuring and other related charges (credits), executive severance/transition costs, non-capitalized ERP implementation costs and certain other items that management does not believe are indicative of core operating activities. Adjusted EBITDA further excludes from adjusted EBIT depreciation, amortization and non-cash share based compensation costs. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures.
Management believes that excluding certain items from GAAP results allows management to better understand the consolidated financial performance from period to period and to better identify operating trends that may not otherwise be apparent. Moreover, the Company believes these non-GAAP financial measures will provide its stakeholders with useful information to help them evaluate operating performance. However, there are limitations to the use of the non-GAAP financial measures presented in this report. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently than Team does, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures.
The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as a substitute for net income (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity, prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below. You are encouraged to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented.

A-1

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands)

	Twelve Months Ended December 31,
	2019	2018
	(unaudited)	(unaudited)

Adjusted EBITDA (Non-GAAP)	$80,259	$72,018
Less: Depreciation and amortization	49,059	64,862
Less: Non-cash share-based compensation costs	10,055	12,256
Adjusted EBIT (Non-GAAP)	21,145	(5,100)
Less: Professional fees and other[1]	16,258	22,965
Less: Legal costs[2]	5,167	2,000
Less: ERP costs	—	87
Less: Restructuring and other related charges, net[3]	1,676	6,727
Less: Executive severance/transition cost[4]	190	855
Less: Asset write-offs/disposals	—	1,429
Less: Gain on revaluation of contingent consideration	—	(202)
Operating loss (GAAP)	(2,146)	(38,961)
Less: Interest expense, net	29,992	30,875
Less: Loss (gain) on convertible debt embedded derivative	—	24,783
Less: Other (income) expense, net	715	(410)
Less: Income tax benefit	(436)	(31,063)
Net loss (GAAP)	$(32,417)	$(63,146)

Cash provided by operating activities (GAAP)	$58,836	$41,859
Less: Capital expenditures	29,035	27,164
Free cash flow (Non-GAAP)	$29,801	$14,695
___________________________________

1	For the twelve months ended December 31, 2019 and 2018, includes $12.3 million and $15.5 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).

2
For the twelve months ended December 31, 2019, primarily relates to accrued costs due to resolution of a legal matter. For the twelve months ended December 31, 2018, primarily relates to intellectual property legal defense costs associated with Quest Integrity.

3	Relates to restructuring costs incurred associated with the OneTEAM program.

4	Transition/severance costs associated with certain executive leadership changes.

A-2